Exhibit 10.11

OFFICE LEASE

THIS LEASE (this “Lease”) is made as of September 21, 2015 (the “Delivery Date”), by and between

“Landlord”	MEPT 600 CALIFORNIA STREET LLC, a Delaware limited liability company

and

“Tenant”	AUDENTES THERAPEUTICS, INC., a Delaware corporation

TABLE OF CONTENTS

SECTION 1: DEFINITIONS	1
Access Laws	1
Base Rent	1
Broker	1
Building	1
Business Day	1
Building Standard Hours	1
Claims	1
Commencement Date	1
Construction Management Fee	1
Delivery Date	1
Extension Period	1
Green Agency Ratings	2
Hazardous Substance(s):	2
Insurance Base Amount	2
Initial Lease Term	2
Landlord’s Agents	2
Landlord’s Work	2
Lease Security Deposit	2
Lease Term	2
Lease Year	2
Manager	2
Operating Costs	2
Operating Costs Allocable to the Premises	2
Operating Costs Base Amount	2
Qualified Expenses	2
Permitted Use	2
Plans and Specifications	3
Premises	3
Prepaid Rent	3
Property Tax Base Amount	3
Property Taxes	3
Punch List Work	3
Rentable Area of Building	3
Rentable Area of Premises	3
Restrictions	3
Space Planning Allowance	3
Substantial Completion	3
Telecommunication Facilities	3
Telecommunication Services	3
Tenant Alterations	4
Tenant Improvement Allowance	4
Tenant Improvements	4
Tenant’s Agents	4
Tenant’s Pro Rata Share	4

SECTION 2: PREMISES AND TERM		4
2.1	Lease of Premises	4
2.2	Rentable Areas	4
2.3	Lease Term	4
2.4	Physical Condition of Premises	4
2.5	Tenant Improvements	4
2.6	Tenant Improvement Allowance	5
2.7	Removal of Specialty Improvements and Telecommunication Facilities	7
2.8	Lease Memorandum	7
2.9	Use and Conduct of Business	7
2.10	Compliance with Governmental Requirements and Rules and Regulations	8
2.11	Sustainable Building Operations	8
2.12	Recycling and Waste Management	8
2.13	Right of First Offer	9
2.14	Holdover	9
2.15	Parking	10
SECTION 3: BASE RENT, ADDITIONAL RENT AND OTHER SUMS PAYABLE UNDER LEASE		10
3.1	Payment of Rental	10
3.2	Base Rent	10
3.3	Lease Security Provisions	10
3.4	Additional Rent	12
3.5	Intentionally Omitted	14
3.6	Late Charge	14
3.7	Default Rate	14
SECTION 4: SERVICES AND REPAIR		15
4.1	Utilities and Services	15
4.2	Maintenance and Repair by Landlord	16
4.3	Maintenance and Repair by Tenant	17
4.4	Common Areas/Security	17
SECTION 5: OCCUPANCY PROVISIONS		18
5.1	Tenant Alterations	18
5.2	Signage	19
5.3	Surrender of Possession	19
5.4	Removal of Property	19
5.5	Reasonable Access	19
5.6	Damage or Destruction	20
5.7	Condemnation	21
5.8	Estoppel Certificates and Financial Statements	21
5.9	Utility Bills	21
5.10	Intentionally Omitted	21
5.11	Hazardous Substances	22
5.12	Access Laws	22
5.13	Quiet Enjoyment	23
5.14	Subordination	23
5.15	Liens and Tenant’s Personal Property Taxes	24
5.16	Work Performance and Responsible Contracting	24
SECTION 6: INSURANCE AND INDEMNIFICATION		24
6.1	Indemnification	24
6.2	Tenant Insurance	25
6.3	Landlord’s Insurance	26
6.4	Waiver of Subrogation	26
SECTION 7: ASSIGNMENT AND SUBLETTING		26
7.1	Assignment and Subletting by Tenant	26
7.2	Assignment by Landlord	28

ii

SECTION 8: DEFAULT AND REMEDIES		28
8.1	Events of Default	28
8.2	Remedies	29
8.3	Right to Perform	31
8.4	Landlord’s Default	31
8.5	Limitation on Recourse	31
SECTION 9: MISCELLANEOUS PROVISIONS		31
9.1	Notices	31
9.2	Attorney’s Fees and Expenses	32
9.3	No Accord and Satisfaction	32
9.4	Successors; Joint and Several Liability	32
9.5	Choice of Law	32
9.6	No Waiver of Remedies	32
9.7	Offer to Lease	32
9.8	Force Majeure	32
9.9	Severability; Captions	33
9.10	Interpretation	33
9.11	Incorporation of Prior Agreement; Amendments	33
9.12	Authority	33
9.13	Time of Essence	33
9.14	Survival of Obligations	33
9.15	Consent to Service	33
9.16	Landlord’s Authorized Agents	33
9.17	Waiver of Jury Trial	33
9.18	Tenant Certification	33
9.19	Broker	33

LISTING OF EXHIBITS

Exhibit A	Legal Description of the Land
Exhibit B	Drawing Showing Location and Configuration of the Premises
Exhibit C	Determination of Fair Market Value in Extension Period
Exhibit D	Form of Lease Memorandum
Exhibit E	Rules and Regulations
Exhibit F	Schedule of Cleaning Services

RIDERS

Rider 1	Letter of Credit Criteria
Rider 2	Description of Landlord’s Work
Rider 3	HVAC Specifications
Rider 4	Asbestos Notification

iii

SECTION 1: DEFINITIONS

Access Laws: The Americans With Disabilities Act of 1990 (including the Americans with Disabilities Act Accessibility Guidelines for Building and Facilities) and all other Governmental Requirements relating to the foregoing.

Base Rent: The monthly amount of Base Rent and the portion of the Initial Lease Term during which such monthly amount of Base Rent is payable shall be determined from the following table. For convenience and ease of reference, the annual rental rate for the computation of Base Rent and the annual Base Rent are also set forth in tabular form with the annual Base Rent equaling the monthly Base Rent installment multiplied by twelve. In the case of any conflict or inconsistency between the Monthly Base Rent installment and the other illustrative figures set forth in tabular form or in any computations utilizing such figures, the monthly Base Rent installment so specified shall be controlling and conclusive.

Applicable Portion of Lease Term	Total Rent Sq. Ft./ Annum	Annual Base Rent	Monthly Base Rent Installment (Annual ÷ 12)
2/18/16 - 2/17/17*	$72.09	$1,556,832.81	$129,736.07
2/18/17 - 2/17/18	$74.19	$1,602,184.41	$133,515.37
2/18/18 - 2/17/19	$76.35	$1,648,896.57	$137,408.05
2/18/19 - 2/17/20	$78.58	$1,697,010.09	$141,417.51
2/18/20 - 2/17/21	$80.87	$1,746,566.97	$145,547.25
2/18/21 - 2/17/22	$83.24	$1,797,610.53	$149,800.88
2/18/22 - 6/7/22	$85.67	$1,850,185.53	$154,182.13

*	The Base Rent for the first three (3) months of the Initial Lease Term following the Commencement Date (February 18, 2016 through May 17, 2016) shall be abated but shall become immediately due and payable if at any time during the Initial Lease Term, there is an Event of Default by Tenant as described below.

Broker: Collectively, Evolution Real Estate Inc., dba Faller Real Estate, as Tenant’s broker, and Jones Lang LaSalle Brokerage, Inc., a Texas corporation, as Landlord’s broker.

Building: The building located at 600 California Street, San Francisco, California, and located on the real estate legally described on Exhibit A (the “Land”).

Business Day: Calendar days, except for Saturdays and Sundays and holidays when banks are closed in Washington, D.C.

Building Standard Hours: Except for the holidays specified in this definition, the following specified hours: Monday through Friday from 8:00 a.m. to 6:00 p.m. and Saturdays from 9:00 a.m. to 12:00 p.m. The holidays excepted from the foregoing are New Years’ Day, Presidents Day, Memorial Day, July 4, Labor Day, Thanksgiving Day, Christmas Day and any other regionally or city-wide recognized holidays.

Claims: An individual and collective reference to any and all claims, demands, damages, injuries, losses, liens, liabilities, penalties, fines, lawsuits, actions, other proceedings and expenses (including attorneys’ fees and expenses incurred in connection with the proceeding whether at trial or on appeal).

Commencement Date: February 18, 2016.

Construction Management Fee: An amount equal to three percent (3%) of the total actual, third party hard costs paid by Tenant for the Tenant Improvements.

Delivery Date: The date set forth on the first page of this Lease.

Extension Period: One (1) option for a period of five (5) years.

Green Agency Ratings: Any one or more of the following ratings, as same may be in effect or amended or supplemented from time to time: The U.S. EPA’s Energy Star® rating and/or Design to Earn Energy Star, the Green Building Initiative’s Green Globes™ for Continual Improvement of Existing Buildings (Green Globes™-CIEB), the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system, LEED EBOM (existing buildings operations and maintenance) and any applicable substitute third party or government mandated rating systems.

Hazardous Substance(s): Asbestos, PCBs, petroleum or petroleum-based chemicals or substances, urea formaldehyde or any chemical, material, element, compound, solution, mixture, sub-stance or other matter of any kind whatsoever which is now or later defined, classified, listed, designated or regulated as hazardous, toxic or radioactive by any Governmental Agency.

Insurance Base Amount: The actual insurance costs applicable to the Building for calendar year 2016 (the “Insurance Base Amount Year”).

Initial Lease Term: Commencing on the Commencement Date and ending on June 7, 2022.

Landlord’s Agents: The manager, members, investment advisors, agents of and consultants to Landlord and employees of the foregoing.

Landlord’s Work: The work to be performed by Landlord, including the improvements to the 16th floor common area corridor of the Building, as more fully described on Rider 2, attached hereto.

Lease Security Deposit: The sum of One Million Nine Hundred Thirty Thousand and No/100 Dollars ($1,930,000.00) in the form of a standby Letter of Credit and subject to the reduction under Section 3.3 below.

Lease Term: The Initial Lease Term, together with the Extension Period, if any, provided that Tenant properly exercises its Extension Period in accordance with this Lease.

Lease Year: A period of twelve (12) full and consecutive calendar months. The initial Lease Year shall begin on the Commencement Date and end on the last day of the month preceding the first anniversary of the Commencement Date; provided, however, if the Commencement Date does not occur on the first day of a calendar month, then the initial Lease Year shall begin on the Commencement Date and end on the last day of the month which contains the first anniversary thereof. Each succeeding Lease Year shall begin upon the termination of the preceding Lease Year.

Manager: Jones Lang LaSalle Americas, Inc., or its replacement as specified by written notice from Landlord to Tenant.

Operating Costs: Defined in paragraph captioned “Additional Rent”.

Operating Costs Allocable to the Premises: The product of Tenant’s Pro Rata Share times Operating Cost less the Operating Costs Base Amount.

Operating Costs Base Amount. The actual Operating Costs applicable to the Building for calendar year 2016 (the “Operating Costs Base Amount Year”), based on One Hundred Percent (100%) occupancy at the Building.

Qualified Expenses: shall mean costs and expenses paid by Tenant (without duplication) for the design, permitting and construction of the Tenant Improvements, including (a) Soft Costs, (b) plan check, permit and license fees relating to construction; (c) the cost of construction, including, without limitation, testing and inspection costs, freight elevator usage, hoisting and trash removal costs, and contractors’ fees and general conditions; (d) the cost of any changes in the base, shell and core of the Premises, when such changes are required by the construction drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith; and (e) the cost of any changes to the construction drawings required by applicable laws and building codes.

Permitted Use: General business office uses.

Plans and Specifications: Those certain plans for the Tenant Improvements, and any modifications to them, approved in writing by Landlord and Tenant, and the specifications to be approved in writing by Landlord and Tenant following the Delivery Date as provided herein.

Premises: 14,642 rentable square feet consisting of the entire seventeenth (17th) floor of the Building and 6,954 rentable square feet on a portion of the sixteenth (16th) floor of the Building, for a total of 21,596 rentable square feet, as depicted on the plan attached as Exhibit B.

Prepaid Rent: One Hundred Twenty-Nine Thousand Seven Hundred Thirty-Six and 07/100 Dollars ($129,736.07), to be applied toward Base Rent for the first full calendar month which commences on the three (3) month anniversary of the Commencement Date.

Property Tax Base Amount: The actual Property Taxes applicable to the Building for calendar year 2016 (the “Property Taxes Base Amount Year”).

Property Taxes: (a) Any form of ad valorem real or personal property tax or assessment imposed by any Governmental Agency on the Land, Building, related improvements or any personal property owned by Landlord associated with such Land, Building or Improvements; (b) any other form of tax or assessment, license fee, license tax, tax or excise on rent or any other levy, charge, expense or imposition made or required by any Governmental Agency on any interest of Landlord in such Land, Building, related improvements or personal property; (c) any fee for services charged by any Governmental Agency for any services such as fire protection, street, sidewalk and road maintenance, refuse collection, school systems or other services provided or formerly provided to property owners and residents within the general area of the Land; (d) any governmental impositions allocable to or measured by the area of any or all of such Land, Building, related improvements or personal property or the amount of any base rent, additional rent or other sums payable under any lease for any or all of such Land, Building, related improvements or personal property; (e) any gross receipts or other excise tax allocable to, measured by or a function of any one or more of the matters referred to in clause (d); (f) any impositions by any Governmental Agency on any transaction evidenced by a lease of any or all of such Land, Building, related improvements or personal property; and (g) any increase in any of the foregoing based upon construction of improvements or change of ownership of any or all of such Land, Building, related improvements or personal property. Property Taxes shall not include taxes on Landlord’s net income, inheritance taxes, estate taxes or franchise taxes.

Punch List Work: Minor items of repair, correction, adjustment or completion as such phrase is commonly understood in the construction industry in the metropolitan area in which the Land is located.

Rentable Area of Building: 346,127 rentable square feet of office space and 12,463 rentable square feet of retail space for a total of 358,590 rentable square feet.

Rentable Area of Premises: 21,596 rentable square feet as measured and computed by Landlord or its agents in general accordance with the American National Standard Method of Measuring Area in Office Buildings of the Building Owners Association International’s Standard Method of Measuring Floor Area in Office Buildings (ANSI/BOMA Z65.1-1996).

Restrictions: Any covenants, conditions and restrictions applicable to the Land.

Space Planning Allowance: A maximum amount, if any, to be expended by Landlord for space planning which shall not exceed $0.15 per rentable square foot for a total of Three Thousand Two Hundred Thirty-Nine and 40/100 Dollars ($3,239.40).

Substantial Completion: The date that the Tenant Improvements have been completed substantially in accordance with the Plans and Specifications, subject to Punch List Work.

Telecommunication Facilities: Equipment, facilities, apparatus and other materials utilized for the purpose of electronic telecommunication, including cable, switches, wires, conduit and sleeves.

Telecommunication Services: Services associated with electronic telecommunications, whether in a wired or wireless mode. Basic voice telephone services are included within this definition.

Tenant Alterations: Defined in paragraph captioned “Tenant Alterations”.

Tenant Improvement Allowance: The maximum amount, if any, to be expended by Landlord for the cost of Tenant Improvements (including amounts payable towards the Space Planning Allowance and the Construction Management Fee), which maximum shall not exceed $75.00 per rentable square foot for a total of One Million Six Hundred Nineteen Thousand Seven Hundred and 00/100 Dollars ($1,619,700.00).

Tenant Improvements: Those alterations or improvements to the Premises which will be performed by Tenant and which will appear and be depicted in the Plans and Specifications.

Tenant’s Agents: Any and all officers, partners, contractors, subcontractors, consultants, licensees, agents, concessionaires, subtenants, servants, employees, customers, guests, Invitees or visitors of Tenant.

Tenant’s Pro Rata Share: 6.24%, which is the Rentable Area of Premises divided by 346,127 rentable square feet.

SECTION 2: PREMISES AND TERM

2.1 Lease of Premises. Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, upon the terms and conditions set forth in this Lease.

2.2 Rentable Areas. The Rentable Areas of the Premises and the Building as specified in Section 1 are final, conclusive and controlling for all purposes. A portion of the Building common areas is included in the Rentable Area of the Premises.

2.3 Lease Term. The Initial Lease Term shall be for the period stated in the definition of that term, unless earlier terminated as provided in this Lease. Tenant shall have the option to renew the Lease for the entire Premises for the Extension Period. The option to extend the term for the Extension Period shall be exercised by written notice from Tenant to Landlord no earlier than fifteen (15) months prior to the expiration of the Initial Lease Term, but no later than twelve (12) months prior to the expiration of the Initial Lease Term; provided that, (a) as of the date of such notice and as of such commencement date for the Extension Period Tenant is not in default under the Lease beyond the expiration of any applicable notice and cure periods; and (b) Tenant is leasing and occupying all of the Premises as of the date of such notice and as of such commencement date for the Extension Term. The Base Rent for the Extension Period shall be the amount specified in Exhibit C, attached hereto. All other terms and conditions of this Lease shall remain in full force and effect during the Extension Period. Failure of the Tenant to provide such written notice to Landlord by the date that is twelve (12) months prior to the expiration of the Initial Lease Term shall constitute a waiver of Tenant’s option to renew the Lease for the Extension Period. In the event that the Tenant exercises its option to extend the Lease Term for the Extension Period, the term “Lease Term” as used in this Lease shall include the Extension Period, except as expressly stated otherwise in this Lease.

2.4 Physical Condition of Premises. Subject to the completion of the Landlord’s Work and the delivery by Landlord of the Premises demolished, vacant and In broom-clean condition, and otherwise in compliance with this Lease and except as otherwise set forth herein, Tenant (a) accepts the Premises, the Building and all Building systems in their current AS IS condition, and (b) acknowledges that Tenant is not relying on any representations or warranties by any person regarding the Premises or the Building. Landlord shall, at Landlord’s sole cost and expense, perform the Landlord’s Work in a good and workman-like manner and in compliance with any applicable Governmental Requirements, which Landlord’s Work shall be performed by Landlord concurrently with Tenant’s construction of the Tenant Improvements.

2.5 Tenant Improvements.

2.5.1 Tenant Improvements. Tenant shall be responsible for the design, permitting and construction of the Tenant Improvements.

(a) Plans and Specifications. Tenant’s Plans and Specifications shall be in compliance with all applicable Governmental Requirements. At the conclusion of construction pursuant to Section 2.5.1(b) below, Tenant shall cause its architect to provide to Landlord’s designated construction representative a “record set” of as-built electronic CAD files within thirty (30) days following completion of the Tenant Improvements. Tenant shall rely solely on the advice and experience of Tenant’s architect in assuring the accuracy and sufficiency of the Plans and Specifications for Tenant’s purposes.

(b) Construction of the Tenant Improvements. Promptly following the Delivery Date, Tenant shall commence permitting and construction of the Tenant Improvements and diligently prosecute the same to completion in a good and workmanlike manner. The Tenant Improvements shall be constructed in accordance with the Plans and Specifications. Tenant shall complete the construction of the Tenant Improvements in accordance with all Governmental Requirements and Tenant shall promptly notify Landlord if it discovers aspects of the Plans and Specifications that, if constructed, would result in violation of any applicable Governmental Requirements. The Tenant Improvements shall be subject to, and in compliance with the Union Requirement (defined below), and pursuant to all other terms and conditions of the Lease. Landlord shall cooperate with Tenant (including, without limitation, signing applications for Building Department permits and path of travel drawings, if and to the extent available) in Tenant’s efforts to obtain any permits and certificates of occupancy necessary in connection with the construction of the Tenant Improvements; provided that, Tenant shall reimburse Landlord on demand for any reasonable out-of-pocket costs incurred by Landlord, including reasonable attorneys’ fees, in connection therewith. Tenant shall be permitted to use the freight elevators on a non-exclusive, first-come, first-served basis during Building Standard Hours at no charge to Tenant during the construction of the Tenant Improvements. The “Union Requirement” shall mean the obligation that the contractors and each subcontractor of every tier used by Tenant shall for the duration of its contract (a) be a party to or bound by a collective bargaining agreement applicable to the geographic area in which the Building is located, applicable to the trade or trades in which the work under the contract is to be performed, and entered into with one or more labor organizations affiliated with the Building and Construction Trades Department of the AFL-CIO or with an independent, nationally recognized labor organization or one of its affiliated locals, and (b) solely employ members of such labor organizations to perform work within their respective traditional jurisdictions.

(c) Early Access.

(i) Notwithstanding anything contained in this Lease to the contrary, Landlord shall allow Tenant access to the Premises prior to the Commencement Date for the purpose of performing the Tenant Improvements. Tenant’s entry to the Premises for any purpose prior to the Commencement Date shall be scheduled in advance with Landlord. Such access shall be governed by the terms and conditions of this Lease; however, in no event shall any Base Rent or Additional Rent be payable during such early access period. Any Tenant Improvements performed by Tenant during such early access period shall be completed in compliance with the provisions of this Lease. Tenant shall coordinate its work reasonably with Landlord to ensure that Tenant’s access does not interfere with Landlord’s Work.

(ii) Prior to any early occupancy by Tenant, Tenant shall have delivered to Landlord certificates of Insurance confirming that Tenant has in force the insurance required by this Lease. Prior to commencement of any Tenant Improvements by Tenant, Tenant shall have delivered to Landlord evidence of insurance as required by Section 5.1.1 and identifying Landlord, Manager, Bentall Kennedy (U.S.) Limited Partnership, NewTower Trust Company, and each of their agents, affiliates, members, directors, officers and employees as additional named insureds. Tenant’s entry into the Premises prior to the Commencement Date shall be at Tenant’s risk and Landlord shall not be liable in any way for any injury, loss or damage which may occur to any of the Tenant Improvements in the Premises or to properties placed therein, except for the gross negligence or willful misconduct of Landlord, and subject to all of the terms of this Lease (other than the obligation to pay Base Rent and Additional Rent).

(iii) Upon substantial completion of all of the Tenant Improvements, Tenant shall be entitled to occupy the Premises for business prior to the Commencement Date subject to all of the terms of this Lease (other than the obligation to pay Base Rent and Additional Rent).

2.6 Tenant Improvement Allowance. Tenant shall be entitled to the Tenant Improvement Allowance, which amount shall include Space Planning Allowance and Construction Management Fee for

the design, permitting and construction of the Tenant Improvements to be constructed at the Premises; provided, however, that Landlord shall have no obligation to disburse all or any portion of the Tenant Improvement Allowance to Tenant unless Tenant makes a request for disbursement pursuant to the terms and conditions set forth below. Landlord shall have no obligation to disburse all or any portion of the Tenant Improvement Allowance if Tenant makes a request for a disbursement of the Tenant Improvement Allowance on or after December 31, 2016. Without limiting the foregoing, the portion of the Tenant Improvement Allowance to be expended by Landlord for space planning, shall not exceed the Space Planning Allowance. Subject to the provisions of the Lease, the Tenant Improvement Allowance shall be used to pay for any actual, out-of-pocket costs and expenses incurred in connection with the design and engineering work performed by Tenant under Section 2.5.1(a) above and for the permitting and construction of the Tenant Improvements pursuant to the Plans and Specifications performed by Tenant pursuant to Section 2.5.1(b) above, provided that such costs and expenses are deemed Qualified Expenses. For the avoidance of doubt, no portion of the Tenant Improvement Allowance shall be used to pay for the costs and expenses of any work at the Premises not included in the Plans and Specifications, and Tenant shall be responsible, at its sole cost and expense, for all costs and expenses incurred in connection with such work. Landlord shall reimburse Tenant for any actual, out-of-pocket costs and expenses which constitute Qualified Expenses paid by Tenant for the Tenant Improvements up to the amount of the Tenant Improvement Allowance. Landlord’s payment of such amount shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied in connection with the Tenant Improvements as set forth in Tenant’s payment request. Tenant shall pay the applicable excess out of its own funds if, when and to the extent that (a) the cost of the Tenant Improvements exceeds the Tenant Improvement Allowance, or (b) the cost of space planning exceeds the Space Planning Allowance. Tenant shall not be entitled to a credit for any unused portion of the Tenant Improvement Allowance. Landlord shall be entitled to receive the Construction Management Fee from the Tenant Improvement Allowance and the Supplement Tenant Improvement Allowance, if applicable, in connection with its management of the construction of the Tenant Improvements.

2.6.1 Disbursement of Tenant Improvement Allowance. During the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance, and shall authorize the release of monies for the benefit of Tenant as follows:

(a) On or before the fifth (5th) day of each calendar month during the construction of the Tenant Improvements (or such other date as Landlord may designate), Tenant shall deliver to Landlord: (i) a request for payment of the contractor, approved by Tenant, in a reasonable form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Premises, detailing the portion of the work completed and the portion not completed, and demonstrating that the relationship between the cost of the work completed and the cost of the work to be completed; (ii) invoices for labor rendered and materials delivered to the Premises; (iii) executed mechanic’s lien releases from all of third parties to receive payment pursuant to the request for payment which shall comply with the appropriate provisions, as reasonably determined by Landlord, of applicable California law; and (iv) all other information reasonably requested by Landlord. Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request. On or before the last day of the following calendar month, Landlord shall deliver a check to Tenant made jointly payable to Tenant and Tenant’s contractor in payment of the lesser of: (A) the amounts so requested by Tenant, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”), and (B) the balance of any remaining available portion of the Tenant Improvement Allowance (not including the Final Retention), provided that Landlord does not dispute any request for payment based on non-compliance of any work with the Plans and Specifications or due to any substandard work, or for any other reason. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request. Notwithstanding the foregoing, if Landlord reasonably determines at any time that (a) the cost of the Tenant Improvements will exceed the Tenant Improvement Allowance, or (b) the cost of space planning will exceed the Space Planning Allowance, then Tenant shall be required to begin funding a share of future monthly disbursements in an amount equal to the proportion of the expected excess costs over the expected total cost amount, and Landlord’s monthly disbursement shall be reduced by such amount.

(b) Subject to the provisions hereof, a check for the Final Retention payable jointly to Tenant and Tenant’s contractor shall be delivered by Landlord to Tenant following the Substantial Completion of construction of the Premises, provided that (i) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with applicable California law; and (ii) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant’s use of such other tenant’s leased premises in the Building.

2.7 Removal of Specialty Improvements and Telecommunication Facilities. All Tenant Improvements, regardless of which party constructed or paid for them, shall become the property of Landlord and shall remain upon and be surrendered with the Premises on the expiration or earlier termination of this Lease; provided that, on the expiration or earlier termination of this Lease, Tenant shall be required to remove any non-standard improvements built, constructed or installed by the Tenant as part of the Tenant Improvements or any Tenant Alterations, including, but not limited to, raised flooring, racking systems, classrooms, interconnecting stairwells, backup battery systems and multi-tenant corridors (the “Specialty Improvements”), and any Telecommunication Facilities. At the time Landlord approves any structural alteration, improvement, addition, equipment or fixture installed or brought on the Premises by or for Tenant (the “Structural Improvements”), Landlord shall advise Tenant if such Structural Improvements must be removed at the end of the Lease Term. Tenant shall repair any damage resulting from any required removal of the Structural Improvements, the Specialty Improvements and Telecommunication Facilities and return the Premises to the same condition as existed prior to such Structural Improvements, Specialty Improvements and Telecommunication Facilities, normal wear and tear excluded. Notwithstanding anything to the contrary contained herein, in lieu of requiring Tenant to remove any Structural Improvements, Specialty Improvements or Telecommunication Facilities and repair of the Premises as set forth above, Landlord may, in Landlord’s sole discretion, require Tenant to pay to Landlord, as additional rent hereunder, the cost of such removal and repair in an amount reasonably estimated by Landlord which amount shall be supported by competitive bids from Landlord-approved contractors that satisfy the Union Requirement.

2.8 Lease Memorandum. Contemporaneously with Substantial Completion, Landlord shall prepare and submit to the Tenant a Lease Memorandum in the form of Exhibit D, completed in good faith by Landlord, and executed by Landlord. If Tenant does object in good faith to any information set forth in the Lease Memorandum, it shall execute the Lease Memorandum subject to its specifically-stated, written objections. Pending resolution of any dispute by agreement or a final determination by a court of competent jurisdiction in accordance with this Lease, Landlord’s information as inserted in the Lease Memorandum shall be utilized subject to any later adjustment agreed or found to be appropriate. Tenant’s refusal or failure to execute a Lease Memorandum shall neither prevent nor delay the occurrence of the Commencement Date. In no event shall the Lease Memorandum be recorded.

2.9 Use and Conduct of Business.

2.9.1 The Premises are to be used only for the Permitted Use, and for no other business or purpose without the prior written consent of Landlord. Landlord makes no representation or warranty as to the suitability of the Premises for Tenant’s intended use. Tenant shall, at its own cost and expense, obtain and maintain any and all licenses, permits, and approvals necessary or appropriate for its use, occupation and operation of the Premises for the Permitted Use. Tenant’s inability to obtain or maintain any such license, permit or approval necessary or appropriate for its use, occupation or operation of the Premises shall not relieve it of its obligations under this Lease, including the obligation to pay Base Rent and Additional Rent.

2.9.2 No act shall be done in or about the Premises that is unlawful or that will increase the existing rate of insurance on any or all of the Land or Building. Tenant shall not commit or allow to be committed or exist: (a) any waste upon the Premises, (b) any public or private nuisance, or (c) any act or condition which disturbs the quiet enjoyment of any other tenant in the Building, violates any of Landlord’s contracts affecting any or all of the Land or Building, creates or contributes to any work stoppage, strike, picketing, labor disruption or dispute, interferes in any way with the business of Landlord or any other tenant in the Building or with the rights or privileges of any contractors, subcontractors, licensees, agents, concessionaires, subtenants, servants, employees, customers, guests, invitees or visitors or any other persons lawfully in and upon the Land or Building.

2.9.3 Tenant shall not, without the prior written consent of Landlord, use any apparatus, machinery, device or equipment in or about the Premises which will cause any substantial noise or vibration or any increase in the normal consumption level of electric power. If any of Tenant’s apparatus, machinery, devices or equipment should disturb the quiet enjoyment of any other tenant in the Building, then Tenant shall provide, at its sole cost and expense, adequate insulation or take other such action, including removing such apparatus, machinery, devices or equipment, as may be necessary to eliminate the disturbance. No food or beverage dispensing machines shall be installed by Tenant in the Premises without the prior written consent of Landlord.

2.9.4 Tenant shall not use or operate the Premises in any manner that will cause the Building or any part thereof not to conform with Landlord’s sustainability practices or the certification of the Building issued pursuant to any Green Agency Rating; provided that, other than as set forth in this Lease, Landlord has provided Tenant with any written rules or policies with respect to its sustainability practices, if and to the extent Landlord has created or published any rules or policies.

2.10 Compliance with Governmental Requirements and Rules and Regulations. Tenant shall comply with all Governmental Requirements and Restrictions relating to its use, occupancy and operation of the Premises and shall observe such reasonable, nondiscriminatory rules and regulations as may be adopted and published by Landlord from time to time for the safety, care and cleanliness of the Premises and the Building, and for the preservation of good order in the Building and for the administration and management of the Building. Current Rules and Regulations are attached to this Lease as Exhibit E. “Governmental Requirements” are any and all statutes, ordinances, codes, laws, rules, regulations, orders and directives of any Governmental Agency as now or later amended, promulgated or Issued and all current or future final orders, judgments or decrees of any court with jurisdiction interpreting or enforcing any of the foregoing. A “Governmental Agency” is the United States of America, the state in which the Land is located, any county, city, district, municipality or other governmental subdivision, court or agency or quasi-governmental agency having jurisdiction over the Land and any board, agency or authority associated with any such governmental entity.

2.11 Sustainable Building Operations.

2.11.1 This Building is or may become in the future certified under certain Green Agency Ratings or operated pursuant to Landlord’s sustainable building practices, as same may be in effect or modified from time to time. Landlord’s sustainability practices address, without limitation, whole-building operations and maintenance issues including chemical use; indoor air quality; energy efficiency; water efficiency; recycling programs; exterior maintenance programs; and systems upgrades to meet green building energy, water, Indoor Air Quality, and lighting performance standards. All of Tenant’s construction and maintenance methods and procedures, material purchases, and disposal of waste must be in compliance with minimum standards and specifications as outlined by the Green Agency Ratings, in addition to all Governmental Requirements. Landlord shall provide a copy of such standards and specifications of the Green Agency Ratings to Tenant, if and to the extent such standards and specifications are available.

2.11.2 Tenant shall use proven energy and carbon reduction measures, including energy efficient bulbs in task lighting; use of lighting controls; daylighting measures to avoid overlighting interior spaces; closing shades on the south side of the building to avoid over heating the space; turning off lights and equipment at the end of the work day; and purchasing ENERGY STAR® qualified equipment, including but not limited to lighting, office equipment, commercial and residential quality kitchen equipment, vending and ice machines; and purchasing products certified by the U.S. EPA’s Water Sense® program.

2.12 Recycling and Waste Management: Tenant covenants and agrees, at its sole cost and expense: (a) to comply with all present and future Governmental Requirements regarding the collection, sorting, separation, and recycling of garbage, trash, rubbish and other refuse (collectively, “trash”); (b) to comply with Landlord’s recycling policy, as stated in the Rules and Regulations (as such policy may be amended or supplemented from time to time), as part of Landlord’s sustainability practices where it may be more stringent than applicable Governmental Requirements, including without limitation, recycling such categories of items designated by Landlord and transporting such items to any recycling areas designated by Landlord; (c) to sort and separate its trash and recycling into such categories as are provided by Governmental Requirements or Landlord’s then-current sustainability practices; (d) that each separately sorted category of trash and recycling shall be placed in separate receptacles as directed by Landlord; (e) that Landlord reserves the right to refuse to collect or accept from Tenant any waste that is not separated and sorted as required by Governmental Requirements, and to require Tenant to arrange for such collection at Tenant’s sole cost and expense, utilizing a contractor satisfactory to Landlord; and (f) that Tenant shall pay all costs, expenses, fines, penalties or damages that may be imposed on Landlord or Tenant by reason of Tenant’s failure to comply with the provisions of this paragraph 2.11.

2.13 Right of First Offer. If the remainder of the 16th Floor of the Building (the “Offer Space”) becomes vacant after a new-to-be-determined tenant first leases and then vacates the Offer Space, and if Landlord intends to lease the Offer Space, then Landlord shall notify the Tenant of the particulars of the Offer Space (a “ROFO Trigger Notice”). The ROFO Trigger Notice shall include Landlord’s determination of Fair Market Value for the Offer Space, the base year for Operating Costs, Taxes and Insurance for the Offer Space, a new calculation of Tenant’s Pro Rata Share, a floor plan of the Offer Space and the date the Offer Space is available for possession by Tenant, and all material economic terms applicable to the leasing of the Offer Space. The right of first offer provided to Tenant as described in this Section 2.13 (the “ROFO”) shall be a one-time right, subject to any Prior Rights, and may be exercised by Tenant, if and only if: (A) no default has occurred under the Lease (which remains uncured beyond the expiration of any applicable notice and cure periods) as of the date Landlord is to send the ROFO Trigger Notice for the Offer Space; (B) Tenant is not in default of the Lease (which remains uncured beyond the expiration of any applicable notice and cure periods) as of the commencement date of the lease of the Offer Space; and (C) Tenant is then-leasing and occupying seventy percent (70%) or more of the Premises. Tenant shall have ten (10) calendar days after receipt of such ROFO Trigger Notice to notify the Landlord in writing (a “ROFO Acceptance Notice”) that it wishes to exercise the ROFO to lease the Offer Space by incorporation thereof into the Premises under this Lease, for the remainder of the Lease Term. If Tenant declines to accept the Offer Space or fails to deliver a ROFO Acceptance Notice within the required time period, then the Landlord shall be free to complete a lease transaction by execution of a binding lease with a bona fide, third-party for all or any portion of the Offer Space. If the Tenant delivers a ROFO Acceptance Notice to Landlord in accordance with the foregoing, then the terms and conditions for the Offer Space shall be the same terms and conditions as for the Premises, including the expiration date of this Lease, except as set out in the ROFO Trigger Notice (including Tenant’s requirement to accept possession of the Offer Space on the date the ROFO Trigger Notice states that the Offer Space is available for possession, and except that, in the event the Landlord and Tenant are unable to agree on Fair Market Value for the Offer Space within thirty (30) days after Landlord’s receipt of the ROFO Acceptance Notice, the Base Rent for the Offer Space shall be the amount determined in accordance with Exhibit C, attached hereto, and the rentable square footage of the Offer Space shall be determined upon the completion of a mutually agreed upon space plan for the Offer Space). The Base Tax Year for the Offer Space shall be reset to the fiscal year in which the commencement date of lease for the Offer Space occurs and the Base Operating Year for the Offer Space shall be reset to the calendar year in which the commencement date of the lease for the Offer Space occurs. In such event, Landlord shall prepare an addendum to the Lease in respect of the Offer Space mutually-acceptable to Tenant and Landlord for signature by the Tenant and the Landlord. For the avoidance of doubt, in the event that the ROFO has been made by Landlord to Tenant, and Tenant (i) declines to accept such Offer Space; (ii) fails to deliver the ROFO Acceptance Notice in the time period specified above, or (iii) is unable to accept the Offer Space because of a failure of Tenant to meet any of the conditions to exercise such ROFO in this Section 2.13, the ROFO shall be deemed forfeited and Tenant shall no longer have any rights pursuant to this Section 2.13. “Prior Rights” shall mean the explicit rights under leases with the existing tenants in the Building to lease the Offer Space which rights exist as of the Delivery Date of this Lease.

2.14 Holdover. Tenant is not authorized to hold over beyond the expiration or earlier termination of the Lease Term. If Landlord consents to a holdover and no other agreement is reached between Tenant and Landlord concerning the duration and terms of the Holdover, Tenant’s holdover shall be a month-to-month tenancy. During such tenancy, Tenant shall pay to Landlord (a) for the first sixty (60) days of such holdover tenancy, One Hundred Twenty-Five Percent (125%) of Base Rent in effect on the expiration or termination of the Lease Term plus all Additional Rent and other sums payable under this Lease; and (b) for the balance of such holdover tenancy, Two Hundred Percent (200%) of Base Rent in effect on the expiration or termination of the Lease Term plus all Additional Rent and other sums payable under this Lease, and shall be bound by all of the other covenants and conditions specified in this Lease, so far as applicable. If Landlord does not consent to the Tenant’s remaining in possession, Landlord shall have all the rights and remedies provided for by law and this Lease, including the right to recover consequential damages suffered by Landlord in the event of Tenant’s wrongful refusal to relinquish possession of the Premises.

2.15 Parking. Landlord has entered into a parking garage lease with Ace Parking (“Operator”) to operate the parking garage located in the Building (the “Garage”). Landlord shall cause the Operator to lease to Tenant and Tenant shall have the right to lease from Operator up to twelve (12) parking spaces in the Garage at the current rate of $415.00 per parking space or, as such rate may be adjusted from time to time. Tenant’s parking privileges shall be subject to the reasonable, nondiscriminatory rules and regulations for the Building relating to parking adopted by Landlord from time to time of which Tenant has been given written notice thereof. Landlord shall have the right to grant designated, reserved parking stalls at the Garage to other tenants in the Building; provided that Tenant’s right to its twelve (12) parking spaces is not affected. In no event shall the number of parking stalls used by Tenant exceed the number of stalls allocated to Tenant in the definition of “Parking” unless Tenant has made arrangements with Landlord or the manager or the Garage to rent additional parking spaces. Landlord shall have no obligation whatsoever to monitor, secure or police the use of the Garage or other common areas.

SECTION 3: BASE RENT, ADDITIONAL RENT AND OTHER SUMS PAYABLE UNDER LEASE

3.1 Payment of Rental. Tenant agrees to pay Base Rent, Additional Rent and any other sum due under this Lease to Landlord without demand, deduction, credit, adjustment or offset of any kind or nature, in lawful money of the United States when due under this Lease, at the offices of Manager, or to such other party or at such other place as Landlord may from time to time designate in writing or Tenant may pay such sums to Landlord by ACH transfer.

3.2 Base Rent. On the Commencement Date, Tenant shall pay to Landlord the amount specified in the definition of Prepaid Rent for the month specified in the definition of that term. Tenant agrees to pay the monthly installments of Base Rent to Landlord, without demand and in advance, on or before the first day of each calendar month of the Lease Term. The monthly Base Rent installment for any partial month at the beginning or end of the Lease Term shall be prorated.

3.3 Lease Security Provisions.

3.3.1 On execution of this Lease, Tenant shall deliver in favor of Landlord a letter of credit in the sum specified in the definition of the term “Lease Security Deposit” (the “Letter of Credit”), as security for the full and faithful payment of all sums due under this Lease and the full and faithful performance of every covenant and condition of this Lease to be performed by Tenant; provided, however, commencing on the third (3rd) anniversary of the Commencement Date and on each anniversary of the Commencement Date thereafter, the amount of the Letter of Credit shall be reduced by Three Hundred Fifteen Thousand and No/100 Dollars ($315,000.00); provided that if Tenant is in default under this Lease as of any such anniversary of the Commencement Date (beyond the expiration of any applicable notice and cure periods), the amount of the Letter of Credit shall not be reduced unless and until such default is cured, and provided further that, if Tenant is entitled to the reduction of the Letter of Credit pursuant to the terms set forth herein, Landlord shall promptly deliver to the issuing bank a statement signed by an authorized party of Landlord authorizing the reduction of the Letter of Credit as permitted hereunder. Notwithstanding anything to the contrary in this Lease, the amount of the Letter of Credit shall not be reduced below One Million One Hundred Seventy Four Thousand One Hundred Sixty-Four and 78/100 Dollars ($1,174,164.78), and after the reduction of the Letter of Credit on the fifth (5th) anniversary of the Commencement Date, the Letter of Credit shall not be reduced further and shall remain at such amount for the remainder of the Lease Term. The Letter of Credit initially delivered pursuant to this paragraph and all substitutions, replacements and renewals of the Letter of Credit, must be consistent with and shall satisfy all the requirements in the letter of credit criteria in Rider 1, attached hereto.

3.3.2 If the Letter of Credit is not delivered to and in a form reasonably acceptable to Landlord within ten (10) Business Days after the execution of this Lease, Landlord may, at its election, exercised in its absolute discretion, (a) void the Lease for failure of a condition subsequent or (b) proceed with its rights and remedies for an Event(s) of Default (as defined below).

3.3.3 Landlord may draw on the Letter of Credit, in whole or in part at Landlord’s election, without advance notice to Tenant, at any time or from time to time, but only on or after (a) the occurrence of any Event of Default, (b) if Tenant, or anyone in possession of the Premises through Tenant, wrongfully holds over after the expiration or earlier termination of this Lease, (c) if Landlord is given notice by the issuing bank of the Letter of Credit that it is terminating the Letter of Credit, (d) if the issuing bank gives notice to Landlord that it will cease to act in that capacity, (e) if the Letter of Credit expires on a specified date by its terms and is not renewed or replaced at least thirty (30) days in advance of its expiration date, (f) to the extent permitted by law, in the event any bankruptcy, insolvency, reorganization or any other debtor creditor proceeding is instituted by or against Tenant or (g) as otherwise specified in or in connections with the letter of credit. Notwithstanding, any draw(s) on the Letter of Credit shall not exceed those amounts reasonably necessary to cure any such Event of Default.

3.3.4 Landlord may apply any sum drawn on the Letter of Credit to amounts owing to Landlord under this Lease in such order and priority as Landlord elects in its absolute discretion. If any of the proceeds drawn on the Letter of Credit are not applied immediately to sums owing to Landlord under this Lease, Landlord shall credit any such excess proceeds to future sums next due and owing to Landlord under this Lease. Tenant shall, within fifteen (15) Business Days after Landlord’s written demand, restore the amount of the Letter of Credit drawn to its then-current amount (taking into account any reduction(s) pursuant to Section 3.3.1, above). If Tenant does not restore the Letter of Credit to its original amount within the required time period, such non-restoration shall be considered an Event of Default.

3.3.5 Additionally, Landlord’s draw and application of all or any portion of the proceeds of the Letter of Credit shall not impair any other rights or remedies provided under this Lease or under applicable law and shall not be construed as a payment of liquidated damages. If Tenant shall have fully complied with all of the covenants and conditions of this Lease, the remaining balance of the Letter of Credit shall be returned to Tenant or, if Landlord has drawn on the Letter of Credit, the remaining proceeds of the Letter of Credit which are in excess of sums due the Landlord shall be repaid to Tenant, if not previously applied in accordance with Section 3.3.4, without interest, within thirty (30) Business Days after the expiration or termination of the Lease Term and delivery of possession of the Premises to Landlord in accordance with this Lease.

3.3.6 On any request by Landlord made during the Lease Term, Tenant shall cooperate in accomplishing any reasonable modification of the Letter of Credit requested by Landlord. If the Letter of Credit should be lost, mutilated, stolen or destroyed, Tenant shall cooperate in obtaining the issuance of a replacement.

3.3.7 Tenant shall not assign or grant any security interest in the Letter of Credit and any attempt to do so shall be void and of no effect.

3.3.8 In the event of a sale or transfer of Landlord’s estate or interest in the Land and Building, Landlord shall have the right to transfer the Letter of Credit to the vendee or the transferee, Tenant shall pay any transfer fees charged by the issuing bank and Landlord shall thereafter be considered released by Tenant from all liability for the return of the Letter of Credit, subject to applicable law. Tenant shall reasonably cooperate in effecting such transfer.

3.3.9 No mortgagee or purchaser of any or all of the Building at any foreclosure proceeding brought under the provisions of any mortgage shall (regardless of whether the Lease is at the time in question subordinated to the lien of any mortgage) be liable to Tenant or any other person for any or all amounts drawn against the Letter of Credit or any other or additional Lease Security Deposit or other payment made by Tenant under the provisions of this Lease), unless Landlord has actually delivered it in cash to such mortgagee or purchaser, as the case may be.

3.3.10 The parties hereto (1) recite that the Letter of Credit is not intended to serve as a security deposit and such Section 1950.7 and any and all other laws, rules and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”) shall have no applicability or relevancy thereto and (2) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.

3.4 Additional Rent. Commencing on January 1, 2017, Tenant shall pay to Landlord Additional Rent as computed in this paragraph. “Additional Rent” is composed of Operating Costs, Property Taxes, and Insurance Costs.

3.4.1 Operating Costs. “Operating Costs” means all expenses paid or incurred by Landlord for maintaining, operating, owning and repairing any or all of the Land, Building, Premises, related improvements, and the personal property used in conjunction with such Land, Building, Premises and related improvements. Included are all expenses paid or incurred by Landlord for: (a) utilities, including electricity, water, gas, sewers, fire sprinkler charges, refuse collection, Telecommunication Services, cable television, steam, heat, cooling or any other similar service and which are not payable directly by tenants in the Building; (b) supplies; (c) cleaning, painting and janitorial services (including window washing), landscaping and landscaping maintenance (including irrigating, trimming, mowing, fertilizing, seeding and replacing plants) and other services as typical and customary for other Class A buildings in downtown San Francisco; (d) security services, if any; (e) management fees not to exceed three percent (3%) of gross revenue derived from the Building and rent associated with the management office; (f) tax consultant fees and expenses, and costs of appeals of any Property Taxes (provided that the tenants of the Building get the benefit of refunds); (g) compensation (including employment taxes and fringe benefits) of all persons and business organizations who perform duties in connection with any service, repair, maintenance, replacement or improvement or other work included in this subparagraph up to the level of General Manager, Project Director or Senior Property Manager; (h) license, permit and inspection fees; (i) assessments and special assessments due to deed restrictions, declarations or owners associations or other means of allocating costs of a larger tract of which the Land is a part; (j) rental of any machinery or equipment; (k) audit fees and accounting services related to the Building, and charges for the computation of the rents and charges payable by tenants in the Building (but only to the extent the cost of such fees and services are in addition to the cost of the management fee); (l) the cost of any repairs or the cost of any replacements for Permitted Capital Improvements; (m) charges under maintenance and service contracts; (n) legal fees and other expenses of legal or other dispute resolution proceedings that affect the Land or the Building; (o) maintenance and repair of the roof and roof membranes, (p) costs incurred by Landlord for compliance with any and all Governmental Requirements, including Access Laws, and to increase the efficiency of any electrical, mechanical or other system servicing the Building or the Land; (q) elevator service and repair, if any; (r) business taxes and license fees; (s) any other expense or charge which in accordance with generally accepted accounting and management principles would be considered an expense of maintaining, operating, owning or repairing the Building; and (t) the amortization of costs of Permitted Capital Improvements in accordance with the next sentence. For the avoidance of doubt “Permitted Capital Improvements” are the cost of capital improvements or other costs incurred in connection with the Building (A) which are intended to effect economies in the operation or maintenance of the Building, or any portion thereof, or to reduce current or future Operating Costs, or to enhance the safety or security of the Building or its occupants, (B) that are required to comply with present or anticipated conservation programs, (C) which are replacements, modifications or additions of nonstructural items located in the Common Areas required to keep the Common Areas in good order or condition, or (D) that are required under any Governmental Requirement first enacted or enforced after the Commencement Date; provided, however, that any capital expenditure shall be amortized in accordance with sound real estate management and accounting practices consistently applied.

Operating Costs shall not include any of the following: (1) repair, replacements and general maintenance paid by proceeds of insurance or by Tenant or other third parties; (2) interest, amortization or other payments on loans to Landlord; (3) depreciation on the Building, the Project or any Common Area; (4) cost of space planning, tenant improvements, marketing expenses and real estate broker commissions; (5) legal expenses and costs incurred in connection with negotiations or disputes with any other occupant of the Building and costs arising from the violation by Landlord or any other occupant of the Building of the terms and conditions of any lease or other agreement; (6) the cost of repairs or other work to the extent Landlord is reimbursed by insurance or condemnation proceeds or by another tenant or other entity; (7) construction costs related to the remodel of the lobby of the Building; (8) costs in connection with preparing for lease any space in the Building, including legal fees, space planners’ fees, advertising and promotional expenses, brokerage commissions and lease concessions, including rental abatements and construction allowances, granted to specific tenants or costs incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building; (9) costs incurred in connection with the sale, financing or refinancing of the Building; (10) any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants in the Building under their respective leases; (11) any bad debt loss, rent loss, or reserves for bad debts or rent loos or fines; (12) any costs incurred due to Landlord’s violation of Law unless directly related to Tenant’s use of the Building; (13) all items and services for which Tenant or any other tenant in the Building reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement; (14) costs arising from the gross negligence or willful misconduct of Landlord or its agents, employees or contractors; (15) repairs or replacements covered by warranties or guaranties; (16) costs incurred to comply with Governmental Requirements relating to the removal of Hazardous Substances which were located in the Building prior to the Delivery Date; (17) costs incurred to remove, remedy, contain or treat Hazardous Substances, which Hazardous Substances were brought into the Building after the Delivery Date by Landlord or any other tenant of the Building; provided that Operating Costs may include the incidental costs attributable to removing Hazardous Substances in the ordinary course of cleaning and maintaining the Building; (18) costs associated with the operation of the business of the limited liability company which constitutes Landlord, as the same may be distinguished from the costs of operation of the Building (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Building) and costs associated with defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building, any costs incurred in connection with any disputes or negotiations between Landlord and its employees, between Landlord and Building management, or between Landlord and other tenants or occupants; (19) Taxes and Insurance which are paid separately pursuant to Sections 3.4.2 and 3.4.3 below; and (20) federal income taxes imposed on or measured by the income of Landlord from the operation of the Building.

3.4.2 Property Taxes. Property Taxes are defined in Section 1 above. If any portion of such Property Taxes is charged on an accrual basis, for purposes of this Lease the Property Taxes payable during the calendar year shall be included in such year’s Operating Costs.

3.4.3 Insurance Costs. Insurance costs shall include premiums and applicable insurance deductible payments by Landlord.

3.4.4 Additional Rent Estimate Payments. Landlord shall prepare and furnish to Tenant an estimate of the Additional Rent computed in accordance with this paragraph (“Additional Rent Estimate”) (a) on January 1, 2017, (b) in advance of the beginning of each calendar year during the Lease Term and (c) from time to time during the Lease Term. Tenant shall pay one-twelfth (1/12th) of the current Additional Rent Estimate in advance on or before the first day of each calendar month of the Lease Term. If such written statement is furnished after the commencement of any calendar year, Tenant shall also make a retroactive lump-sum payment to Landlord equal to the monthly payment amount multiplied by the number of months during the calendar year for which no payment was paid. Notwithstanding the foregoing, Landlord reserves the right, from time to time during each calendar year, but not more than twice per calendar year, to revise the Estimated Operating Costs Allocable to the Premises and upon notice to Tenant of such revision, Tenant shall adjust its payment to Landlord under this subparagraph accordingly.

3.4.5 Computation of Additional Rent. The determination and computation of the Additional Rent shall be made by Landlord. The Additional Rent shall equal the product of (a) Tenant’s Pro Rata Share of Operating Costs multiplied by the difference between Operating Costs minus the Operating Cost Base Amount; (b) Tenant’s Pro Rata Share of Property Taxes multiplied by the difference between Property Taxes minus the Property Tax Base Amount; and (c) Tenant’s Pro Rata Share of Insurance Costs multiplied by the difference between Insurance Costs minus the Insurance Base Amount. After the close of each calendar year, Landlord shall deliver to Tenant a written statement setting forth the Additional Rent payable for the preceding calendar year. If the Additional Rent exceeds the Additional Rent Estimate paid by Tenant, Tenant shall pay the amount of such excess to Landlord within thirty (30) days after delivery of such statement to Tenant. If such statement shows the Additional Rent to be less than the Additional Rent Estimate paid by Tenant, then the amount of such overpayment shall be paid by Landlord to Tenant within thirty (30) days following the date of such statement or, (unless the Lease has ended) at Landlord’s option, shall be credited toward future installment(s) of Additional Rent Estimate.

3.4.6 End of Term. If this Lease shall terminate on a day other than the last day of a calendar year, (a) Landlord shall estimate the Operating Costs Allocable to the Premises for such calendar year predicated on the most recent reliable information available to Landlord; (b) the amount determined under clause (a) of this sentence shall be prorated by multiplying such amount by a fraction, the numerator of which is the number of days within the Initial Lease Term, as may be extended, in such calendar year and the denominator of which is 360; (c) if the clause (b) amount exceeds the Estimated Operating Costs Allocable to the Premises paid by Tenant for the last calendar year in the Initial Lease Term, as may be extended, then Tenant shall pay the excess to Landlord within thirty (30) days after Landlord’s delivery to Tenant of a statement for such excess; and (d) if the Estimated Operating Costs Allocable to the Premises paid by Tenant for the last calendar year in the Initial Lease Term, as may be extended, exceeds the clause (b) amount, then Landlord shall refund to Tenant the excess within such thirty (30) day period if Tenant is not then in default of any of its obligations under this Lease. Landlord’s and Tenant’s obligations under this paragraph shall survive the expiration or other termination of this Lease.

3.4.7 Operating Cost Audit. Landlord shall maintain records concerning estimated and actual Operating Costs, Property Taxes and Insurance Costs Allocable to the Premises for no less than twenty-four (24) months following the period covered by the statement or statements furnished Tenant, after which time Landlord may dispose of such records. Provided that Tenant is not then in default of its obligation to pay Base Rent, Additional Rent or other payments required to be made by it under this Lease (beyond the expiration of any applicable notice and cure periods) and provided that Tenant is not otherwise in default under this Lease (beyond the expiration of any applicable notice and cure periods), Tenant may, at Tenant’s sole cost and expense, cause a Qualified Person (defined below) to inspect Landlord’s records for the previous year of the Lease Term. Such inspection, if any, shall be conducted no more than once each calendar year, during Landlord’s normal business hours within one hundred twenty (120) calendar days after receipt of Landlord’s written statement of Operating Costs Allocable to the Premises for the previous year (and for the first year of the Initial Lease Term, this right shall include the right to inspect the records for the Operating Costs Base Amount Year and the Property Taxes Base Amount Year), upon first furnishing Landlord at least twenty (20) calendar days prior written notice. Any errors disclosed by the review shall be promptly corrected by Landlord; provided, however, that if Landlord disagrees with any such claimed errors, Landlord shall have the right, (at Landlord’s sole cost and expense; provided that, if the actual Operating Costs Allocable to the Premises are overstated by less than 3%, Tenant shall reimburse Landlord for the cost of its audit), to cause another review to be made by an auditor of Landlord’s choice. In the event the results of the review of records (taking into account, if applicable, the results of any additional review caused by Landlord) reveal that Tenant has overpaid obligations for a preceding period, the amount of such overpayment shall be credited against Tenant’s subsequent installment of Base Rent, Additional Rent or other payments due to Landlord under the Lease unless provided after the expiration of the Lease Term, in which case, Landlord shall make the payment directly to Tenant. In the event that such results show that Tenant has underpaid its obligations for a preceding period, the amount of such underpayment shall be paid by Tenant to Landlord within thirty (30) calendar days thereafter. If the actual Operating Costs Allocable to the Premises for any given calendar year were improperly computed and if the actual Operating Costs Allocable to the Premises are overstated by more than 5%, Landlord shall reimburse Tenant for the cost of its audit. For purposes of this subparagraph, the term “Qualified Person” means an certificated public accountant who is engaged solely by Tenant on terms which do not entail any compensation based or measured in any way upon any savings in Additional Rent or reduction in Operating Costs Allocable to the Premises achieved through the inspection process described in this subparagraph.

3.5 (Intentionally Omitted).

3.6 Late Charge. If Tenant fails to make any payment of Base Rent, Additional Rent or other amount when due under this Lease, a late charge is due and payable by Tenant equal to the greater of Fifty Dollars ($50.00) or five percent (5%) of the amount of any such payment. Landlord and Tenant agree that this charge compensates Landlord for the administrative costs caused by the delinquency. The parties agree that Landlord’s damage would be difficult to compute and the amount stated in this paragraph represents a reasonable estimate of such damage. Assessment or payment of the late charge contemplated in this paragraph shall not excuse or cure any Event of Default or breach by Tenant under this Lease or impair any other right or remedy provided under this Lease or under law. Notwithstanding the foregoing, the late charge referenced above shall not be charged with respect to the first occurrence (but may be charged with respect to any subsequence occurrence) per calendar year of the Lease Term.

3.7 Default Rate. Any Base Rent, Additional Rent or other sum payable under this Lease which is not paid when due shall bear interest at a rate equal to the lesser of: (a) the published prime or reference rate then in effect at a national banking institution designated by Landlord (the “Prime Rate”), plus two (2) percentage points, or (b) the maximum rate of interest per annum permitted by applicable law (the “Default Rate”), but the payment of such interest shall not excuse or cure any Event of Default or breach by Tenant under this Lease or Impair any other right or remedy provided under this Lease or under law.

SECTION 4: SERVICES AND REPAIR

4.1 Utilities and Services.

4.1.1 Landlord shall furnish to Tenant, the following utilities or services: (a) electricity as specified in subparagraph 4.1.2; (b) heating, ventilation and air-conditioning services (“HVAC”) as specified in subparagraph 4.1.4; (c) hot and cold domestic water in the common area restrooms, wastewater and sewage service at the points now existing in the Premises or as specified for Initial Tenant Improvements (where applicable); (d) cold domestic water in kitchen areas unless supplemental hot water is requested by Tenant; (e) Telecommunication services to the extent specified in subparagraph 4.1.5; (f) cleaning and janitorial service as specified on Exhibit F; and (g) elevator service specified in subparagraph 4.1.6. Landlord shall select the company or companies providing such utility and other services described in this subparagraph.

4.1.2 Landlord shall have the right from time to time to select the company or companies providing electricity, gas, fuel, one or more categories of Telecommunication Services and any other utility services to the Building. Landlord reserves the right to change electricity providers for the Building at anytime and to purchase green or renewable energy. Landlord will provide only a suitable connection for usual and customary voice telephone service at the designated locations in or near the Premises, with all other costs related to installation of Telecommunication Facilities being the responsibility of Tenant. All connection, installation, usage charges, maintenance and repair charges for such telephone service shall be Tenant’s responsibility. Landlord reserves the right to install and activate separate metering of electricity, water or other utilities to the Premises, and Tenant agrees to reimburse or pay Landlord within thirty (30) calendar days after invoice from Landlord for all costs of such separate metering, in which case the Operating Costs shall be adjusted accordingly. Electrical services will be supplied to a panel box designated for each floor of the Building. Landlord shall provide 3 watts per rentable square footage of receptacle capacity and 1.25 watts per rentable square footage of lighting capacity as required by the applicable Governmental Requirements (“Electrical Allowance”). Tenant shall pay for any such excess electrical consumption above the Electrical Allowance or outside of Building Standard Hours, calculated using the same energy rates paid by Landlord during the interval of such usage, with a reasonable markup over cost to Landlord.

4.1.3 Common area hallways and emergency lighting operate 24 hours a day, 7 days a week.

4.1.4 Landlord shall provide a base building mechanical system to provide HVAC in season during the following days and hours: Mondays through Fridays from 8:00 a.m. to 6:00 p.m., and Saturdays from 9:00 a.m. to 12:00 p.m., except for Holidays; provided that Tenant shall provide Landlord with no less than two (2) Business Days’ prior notice for activation of HVAC services on Saturday morning. See Rider 3 attached for more specifics regarding HVAC. If Tenant desires HVAC services other than during such hours (“After-Hours HVAC”), Tenant shall give Landlord a minimum of 24 hours’ notice prior to the time such After-Hours HVAC is required with respect to service on Business Days and Tenant shall pay for its use of the After-Hours HVAC as additional rent, at a rate of One Hundred Dollars ($100.00) per floor per hour, subject to reasonable increases. Any HVAC service on Holidays shall be considered After-Hours HVAC.

4.1.5 Landlord will provide only a suitable connection for usual and customary voice telephone service at the designated locations in or near the Premises. All connection, installation, usage charges, maintenance and repair charges for such telephone service shall be Tenant’s responsibility. Installation of Telecommunication Facilities beyond those specified as Landlord’s responsibility under the first sentence shall be the responsibility of Tenant.

4.1.6 Elevator service will be provided during the time periods and with a frequency reasonably necessary to Tenant’s authorized purposes, but in no event beyond the rated capacity of the elevators.

4.1.7 Tenant acknowledges that space on the Building rooftop and in Building risers, equipment rooms and equipment closets is limited. Unless otherwise required by law, neither Tenant nor a provider of Telecommunication Services to Tenant shall be entitled to locate or install

Telecommunication Facilities in, on or about the Building without (a) first obtaining Landlord’s advance, written consent, which consent shall not be unreasonably withheld, conditioned or delayed, and (b) the advance execution by Landlord and Tenant of a satisfactory agreement granting a license to Tenant for such purposes. The agreement referred to in clause (b) of the previous sentence shall be incorporated in and become part of this Lease. Notwithstanding anything to the contrary herein, Tenant shall have the right to lease in the Building risers located between the sixteenth (16th) and seventeenth (17th) floors of the Building at no additional charge to Tenant and Tenant shall be required to use Landlord’s riser management company associated therewith; provided that Tenant shall pay for any costs incurred for the coring and installation of the conduit and any fees payable to Landlord’s riser management company in connection therewith; and provided further that Tenant shall not be permitted install any equipment, other than the conduit, in such space.

4.1.8 Landlord shall in no case be liable or in any way be responsible for damages (including consequential damages) or the loss to Tenant of utilities or other services arising from the failure of, diminution of or interruption of any kind to the Premises, unless such interruption in, deprivation of or reduction of any such service was caused by the gross negligence or willful misconduct of Landlord, its employees, agents or contractors. To the extent that Landlord bears any responsibility for the foregoing, Landlord’s responsibility and Tenant’s remedy shall be limited to an abatement in Base Rent for the period beginning with (a) the day which is two (2) consecutive days after the date on which Tenant delivers notice to Landlord of such interruption, deprivation or reduction and of the fact that Tenant is unable to conduct its business in the Premises and ending on (b) the date such interruption, deprivation or reduction which is Landlord’s responsibility is no longer causing Tenant to be deprived of its ability to conduct its business, in the Premises.

4.1.9 Landlord shall in no case be liable or in any way be responsible for damages or loss to Tenant arising from the failure of, diminution of or interruption in electrical power, natural gas, HVAC, fuel, Telecommunication Services, sewer, water, or garbage collection services, other utility service or building service of any kind to the Premises.

4.1.10 Tenant shall not install any supplemental HVAC, space heaters or other utilities or energy-intensive equipment (“Supplemental Utilities Equipment”) in the Premises without Landlord’s prior written consent. In the event that Landlord consents in writing to such installation, Tenant shall be responsible, all at its sole cost and expense, for the installation, maintenance, and repair of any of Supplemental Utilities Equipment, and Landlord will advise Tenant, at the time it gives its consent, as to whether Tenant must remove same from the Premises upon the expiration or termination of the Lease Term. Such removal will be at Tenant’s sole cost and expense. Tenant agrees that it will maintain and repair any Supplemental Utilities Equipment, and major components thereof, in good working order, and any such equipment will be operated on sensors or timers that limit the operation of such Supplemental Utilities Equipment to hours of occupancy in the areas immediately adjacent to the occupying personnel. Tenant shall, at its sole cost and expense, enter into a regularly scheduled preventative maintenance/service contract with a maintenance contractor or the seller of any such Supplemental Utilities Equipment, and upon Landlord’s reasonable request, Tenant will provide Landlord with reasonable evidence of such maintenance and repair. Upon Landlord’s request, on not less than one (1) Business Day’s prior written notice and during Tenant’s normal business hours (except in the event of an emergency, where no notice is required) Landlord shall have the right to inspect, on not less than a monthly basis, the aforementioned Supplemental Utilities Equipment and major components provided Landlord shall use commercially reasonable efforts to minimize Landlord’s interference with Tenant’s business. Tenant shall not permit any Supplemental Utilities Equipment to disturb or interfere with any of the Building’s systems or any other tenant in the Building, and Tenant will remove or modify, at Tenant’s sole cost and expense, any such Supplemental Utilities Equipment in the event of such disturbance or interference. Landlord reserves the right to separately submeter (or cause Tenant to separately submeter) any Supplemental Utilities Equipment, all at Tenant’s sole cost and expense. Tenant shall be responsible to Landlord for any damage caused to the Premises or Building in connection with the removal of the Supplemental Utilities Equipment.

4.1.11 Tenant shall be required to submit to Landlord any electricity consumption data and costs in a format deemed reasonably acceptable by Landlord.

4.2 Maintenance and Repair by Landlord. Subject to the paragraphs captioned “Damage or Destruction” and “Condemnation”, Landlord shall maintain the public and common areas of the Building in first class condition subject to reasonable wear and tear. Landlord shall make such repairs thereto as become necessary after obtaining actual knowledge of the need for such repairs. In addition, within the Premises, Landlord shall replace light bulbs and ballasts in fixtures; Tenant shall be billed separately for the replacement of any non-Building-standard bulbs purchased for use in the Premises (which lighting purchases must comply with Landlord’s sustainability practices and shall be reported to Landlord in a format suitable to Landlord). All repair costs shall be included in Operating Costs, except for damage occasioned by the act or omission of Tenant or Tenant’s Agents which shall be paid for entirely by Tenant within thirty (30) days after written demand by Landlord, which must be accompanied by reasonably appropriate back-up. In the event any or all of the Building becomes in need of maintenance or repair which Landlord is required to make under this Lease, Tenant shall promptly give written notice to Landlord, and Landlord shall be obligated to commence such maintenance or repairs within a reasonable time after Landlord’s receipt of such notice. Tenant hereby waives the benefit of Sections 1941 and 1942 of the California Civil Code and any other statute providing a right to make repairs and deduct the cost thereof from the Rent. Tenant waives any right to terminate this Lease or offset or abate Rent by reason of any failure of Landlord to make repairs to the Premises pursuant to this Section 4.2.

4.3 Maintenance and Repair by Tenant. Except as is expressly set forth as Landlord’s responsibility pursuant to the paragraph captioned “Maintenance and Repair by Landlord,” Tenant shall at Tenant’s sole cost and expense keep, clean and maintain the Premises in good condition and repair, including interior painting, plumbing and utility fixtures and installations within the Premises, carpets and floor coverings, all interior wall surfaces and coverings (including tile and paneling), window replacement (only if Tenant or Tenant’s Agent caused the window to crack or shatter), exterior and interior doors, roof penetrations and membranes in connection with any Tenant installations on the roof, and interior preventative maintenance. All maintenance and repairs made by Tenant must comply with the requirements set forth in the subparagraph captioned “Work Performance” and with Landlord’s sustainability practices and any applicable Green Agency Rating, as the same may change from time to time. If Tenant fails to maintain or repair the Premises in accordance with this paragraph, then Landlord may, but shall not be required to, enter the Premises upon two (2) Business Days prior written notice to Tenant (or immediately without any notice in the case of an emergency) to perform such maintenance or repair at Tenant’s sole cost and expense. Tenant shall pay to Landlord the cost of such maintenance or repair plus a ten percent (10%) administration fee within thirty (30) days after written demand from Landlord, accompanied by reasonably appropriate back-up. Notwithstanding the foregoing, if at any time during the Lease Term, Landlord determines, in Landlord’s reasonable discretion, that repairs or maintenance need to be performed by Tenant as required hereunder, Landlord shall provide Tenant with written notice thereof.

4.4 Common Areas/Security.

4.4.1 The common areas of the Building shall be subject to Landlord’s sole management and control; provided that, Landlord shall not interfere with Tenant’s access to the Premises (except to the extent necessary in an emergency situation). Without limiting the generality of the immediately preceding sentence, Landlord reserves the exclusive right as it deems necessary or desirable to install, construct, remove, maintain and operate lighting systems, facilities, improvements, equipment, Telecommunication Facilities and signs on, in or to all parts of the common areas; change the number, size, height, layout, or locations of walks, driveways and truckways or parking areas now or later forming a part of the Land or Building; make alterations or additions to the Building or common area; close temporarily all or any portion of the common areas to make repairs, changes or to avoid public dedication; grant easements to which the Land will be subject; replat, subdivide, or make other changes to the Land; place or relocate or cause to be placed or located utility lines and Telecommunication Facilities through, over or under the Land and Building; and use or permit the use of all or any portion of the roof of the Building; provided however, in performing any of these functions, Landlord shall not unreasonably interfere with Tenant’s conduct of business within the Premises. Landlord reserves the right to relocate parking areas and driveways and to build additional improvements in the common areas.

4.4.2 The lobby desk of the Building is staffed twenty-four (24) hours a day, seven (7) days a week and 365 days per year. Landlord has no duty or obligation to provide any security services in, on or around the Premises, Land or Building. Tenant recognizes that any security services at the Building provided by Landlord will be for the sole benefit of Landlord and the protection of Landlord’s property and under no circumstances shall Landlord be responsible for, and Tenant waives any rights with respect to, Landlord providing security or other protection for Tenant or Tenant’s Agents or property in, on or about the Premises, Land or Building. Subject to Landlord’s prior approval, Tenant may, at its sole cost and expense, install, establish and maintain security services within the Premises; provided that, such security services (including any apparatus, facilities, equipment or people utilized in connection with the provision of such security services) comply with the Governmental Requirements and shall not cause the Building to be out of compliance with the Governmental Requirements. Notwithstanding the foregoing, any such security services installed, established or maintained by Tenant must not affect or impact any portion of the Building or the Land other than the Premises and shall not in any way limit or interfere with Landlord’s ability to exercise its rights as provided in the paragraph captioned “Access”. Tenant’s rights under this subparagraph are subject to all the obligations, limitations and requirements as set forth in the paragraphs captioned “Tenant Alterations” and “Work Performance”.

SECTION 5: OCCUPANCY PROVISIONS

5.1 Tenant Alterations.

5.1.1 Tenant shall not make any alterations, additions or improvements in or to the Premises, or make changes to locks on doors, or add, disturb or in any way change any floor covering, wall covering, fixtures, plumbing, wiring or Telecommunication Facilities (individually and collectively “Tenant Alterations”), without first obtaining the consent of Landlord which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary herein, Tenant shall not be required to obtain Landlord’s prior written consent to any cosmetic, non-structural alterations of the Premises (a “Cosmetic Alteration”), so long as (i) the total costs of such Cosmetic Alteration do not exceed Fifty Thousand and No/100 Dollars ($50,000.00) per floor of the Premises, (ii) such Cosmetic Alteration does not affect the structure of the Building or any operating systems of the Building, (iii) Tenant is not required by applicable Governmental Requirements to obtain a permit to perform such Cosmetic Alteration, and (iv) such Cosmetic Alteration does not violate or render invalid the certificate of occupancy for the Building or the Premises; provided, however, Tenant shall be required to provide Landlord with prior written notice thereof, and Landlord shall have the right to reasonably request additional information and documentation to reasonably determine whether such Cosmetic Alteration shall require Landlord’s prior review and approval under this Section. Tenant shall deliver to Landlord full and complete plans and specifications for any proposed Tenant Alterations and, if consent by Landlord is either required or given, as applicable, all such work shall be performed by Tenant at Tenant’s sole cost and expense. Tenant shall pay to Landlord all reasonable costs incurred by Landlord for any architecture, engineering, supervisory and/or legal services in connection with any Tenant Alterations, including, without limitation, Landlord’s review of the Plans and Specifications. Without limiting the generality of the foregoing, Landlord may require Tenant, at Tenant’s sole cost and expense, to obtain and provide Landlord with proof of insurance coverage and a payment and performance bond for Tenant Alterations where the cost thereof is equal to or greater than One Hundred Thousand and No/100 Dollars ($100,000.00), in forms, amounts and by companies acceptable to Landlord. Upon completion of any Tenant Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County of San Francisco in accordance with Section 8182 of the Civil Code of the State of California or any successor statute.

5.1.2 If Tenant makes any alterations without Landlord’s prior written consent, if consent is required hereunder, or without satisfaction of any conditions established by Landlord, Landlord shall have the right, in addition to and without limitation of any right or remedy Landlord may have under this Lease, at law or in equity, to require Tenant to remove some or all of Tenant Alterations, or at Landlord’s election, Landlord may remove such Tenant Alterations and restore the Premises at Tenant’s expense. Nothing contained in this paragraph or the paragraph captioned “Work Performance” shall be deemed a waiver of the provisions of the paragraph captioned “Mechanic’s Liens”.

5.1.3 Tenant shall be solely responsible for all costs and expenses relating to or incurred in connection with: (a) failure of the Premises to comply with the Governmental Requirements; and (b) bringing the Building and the common areas of the Building into compliance with Governmental Requirements, including without limitations, requirements for seismic tests, if and to the extent such non-compliance arises out of or relates to any Tenant Alterations which are not normal and customary business office improvements, or triggered by Tenant’s use of the Premises for non-general office use. Notwithstanding the foregoing, Tenant obligations under this Section 5.1.3 (and the limitations on Tenant’s responsibility for any non-compliance hereunder) shall not limit Tenant’s obligations with respect to compliance with Access Laws specifically set forth in Section 5.12.5 of this Lease.

5.2 Signage. At Landlord’s expense, Landlord shall provide Building-standard signage on the Building director in the ground floor lobby on a pro-rata basis.

5.3 Surrender of Possession. Tenant shall, at the expiration or earlier termination of this Lease, surrender and deliver the Premises to Landlord in as good condition as when received by Tenant from Landlord or as later improved, reasonable use, wear and tear and damage by fire or other casualty excepted (except to the extent Tenant’s insurance, as required to be maintained pursuant to this Lease, covers any damage to the Premises resulting from fire or other casualty), and free from all tenancies or occupancies by any person.

5.4 Removal of Property. Unless otherwise agreed to in writing by Landlord, Tenant agrees that there are and shall be no trade fixtures in the Premises owned by Tenant. Upon expiration or earlier termination of this Lease, Tenant may remove its personal property, office supplies and office furniture and equipment if (a) such items are readily moveable and are not attached to the Premises; (b) such removal is completed prior to the expiration or earlier termination of this Lease; (c) Tenant is not in default of any covenant or condition of this Lease (beyond the expiration of any applicable notice and cure periods) at the time of such removal; and (d) Tenant promptly repairs all damage caused by or resulting from such removal. All other property in the Premises and any Tenant Alterations (including, wall-to-wall carpeting, paneling, wall covering, lighting fixtures and apparatus or Telecommunication Facilities or any other article affixed to the floor, walls, ceiling or any other part of the Premises or Building) shall become the property of Landlord and shall remain upon and be surrendered with the Premises; provided, however, at Landlord’s sole election, upon written notice by Landlord to Tenant at the time of approval of the plans and specifications for the Tenant Alterations, Tenant shall be obligated, at its sole cost and expense, to remove all (or such portion as Landlord shall have designated at the time of giving consent to such Tenant Alterations) of the Tenant Alterations (including Telecommunication Facilities), repair any damages resulting from such removal and return the Premises to substantially the same condition as existed prior to such Tenant Alterations. Tenant waives all rights to any payment or compensation for such Tenant Alterations (including Telecommunication Facilities). If Tenant shall fail to remove any of its property from the Premises, Building or Land at the expiration or earlier termination of this Lease or when Landlord has the right of re-entry, Landlord may, at its option, remove and store such property at Tenant’s expense without liability for loss of or damage to such property, such storage to be for the account and at the expense of Tenant. Tenant shall pay all costs incurred by Landlord within five (5) Business Days after written demand for such payment. If Tenant fails to pay the cost of storing any such property, Landlord may, at its option, after it has been stored for a period of twenty (20) Business Days or more, sell or permit to be sold, any or all such property at public or private sale (and Landlord may become a purchaser at such sale), in such manner and at such times and places as Landlord in its sole discretion may deem proper, without notice to Tenant, and Landlord shall apply the proceeds of such safe: first, to the cost and expense of such sale, including reasonable attorney’s fees actually incurred; second, to the payment of the costs or charges for storing any such property; third, to the payment of any other sums of money which may then be or later become due Landlord from Tenant under this Lease; and, fourth, the balance, if any, to Tenant.

5.5 Reasonable Access. Tenant shall permit Landlord and Landlord’s Agents to enter into the Premises during Tenant’s normal business hours on at least one (1) Business Day’s prior written notice (except in case of emergency in which case no notice shall be required), for the purpose of inspecting the same or for the purpose of repairing, altering or improving the Premises or the Building. Nothing contained in this paragraph shall be deemed to impose any obligation upon Landlord not expressly stated elsewhere in this Lease. When reasonably necessary, Landlord may temporarily close Building or Land entrances, Building doors or other facilities, without liability to Tenant by reason of such closure and without such action by Landlord being construed as an eviction of Tenant or as relieving Tenant from the duty of observing or performing any of the provisions of this Lease; provided that Landlord shall use good faith efforts to minimize disruption to Tenant’s business and shall provide continued access to the Premises. Landlord shall have the right to enter the Premises during Tenant’s normal business hours upon one (1) Business Days’ notice during the Lease Term (but no advance notice shall be required during the last twelve (12) months of the Lease Term) for the purpose of showing the Premises to prospective tenants. Tenant shall give written notice to Landlord at least twenty (20) Business Days prior to vacating the Premises and shall arrange to meet with Landlord for a joint inspection of the Premises prior to vacating. In the event of Tenant’s failure to give such notice or arrange such joint inspection, Landlord’s inspection at or after Tenant’s vacating the Premises shall be conclusively deemed correct for purposes of determining Tenant’s responsibility for repairs and restoration. Landlord shall not be liable for the consequences of admitting by passkey, or refusing to admit to the Premises, Tenant or any of Tenant’s Agents, or other persons claiming the right of admittance.

5.6 Damage or Destruction.

5.6.1 If the Premises are damaged by fire, earthquake or other casualty (the “Casualty”), Tenant shall give prompt written notice thereof to Landlord. If Landlord estimates (such estimate to be provided within sixty (60) calendar days of Landlord’s receipt of written notice of the damage) that the damage can be repaired to meet Tenant’s business needs within one hundred-twenty (120) Business Days after Landlord is notified by Tenant of such damage and if there are sufficient insurance proceeds available to repair such damage, then Landlord shall proceed to restore the Premises to substantially the condition which existed prior to the damage and this Lease shall not terminate. If, in Landlord’s estimation, the damage cannot be repaired within such 120 Business Day period or if there are insufficient insurance proceeds available to repair such damage, Landlord may elect in its absolute discretion to either: (a) terminate this Lease or (b) restore the Premises to substantially the condition which existed prior to the damage and this Lease will continue.

5.6.2 If Landlord elects to restore the Premises under subparagraph 5.6.1 above, then Landlord shall, at its sole cost and expense, restore the Premises with reasonable diligence to substantially the condition existing prior to the Casualty; provided that Landlord shall not be obligated to restore Tenant Improvements and Tenant Alterations installed by Tenant or Tenant’s furniture, fixtures or equipment. Landlord shall provide Tenant with notice of its election to restore the Premises, which notice shall also specify the expected duration of such restoration. Failure to so elect shall be deemed Landlord’s decision not to restore. During the restoration period, the Base Rent and Additional Rent shall abate for the period during which the Premises are not suitable for Tenant’s business needs. If only a portion of the Premises is rendered not suitable for Tenant’s business needs, the Base Rent and Additional Rent shall abate proportionately. When performing such restoration, Landlord will not be obligated to spend more than the net insurance proceeds received by Landlord as a result of such Casualty plus an amount equal to the applicable deductible under Landlord’s insurance policy. If Landlord fails to complete such restoration within one hundred eighty (180) Business Days, as such time period may be extended by Force Majeure events described in Section 9.8 of this Lease, then Tenant shall have the right to terminate this Lease upon fifteen (15) Business Days’ written notice to Landlord. If Tenant does not terminate the Lease, then (1) the Lease Term shall be extended for the time required to complete such restoration, (2) Tenant shall pay to Landlord, upon demand, Tenant’s Pro Rata Share of any applicable deductible amount specified under Landlord’s insurance and (3) Landlord shall not be required to repair or restore any Tenant Alterations installed by Tenant or Tenant’s furniture, fixtures, or equipment or other property of Tenant. Except for the abatement of Base Rent and Additional Rent during reconstruction as provided in this subparagraph, Tenant agrees to look to the provider of Tenant’s insurance for coverage for the loss of Tenant’s use of the Premises and any other related losses or damages incurred by Tenant during any reconstruction period.

5.6.3 If the Building is damaged by fire, earthquake or other casualty and more than fifty percent (50%) of the Building is rendered untenantable, without regard to whether the Premises are affected by such damage, Landlord may in its absolute discretion and without limiting any other options available to Landlord under this Lease or otherwise, elect to terminate this Lease by notice in writing to Tenant within sixty (60) days after the occurrence of such damage if Landlord is also terminating the leases of other tenants in the Building. Such notice shall be effective twenty (20) Business Days after receipt by Tenant unless a later date is set forth in Landlord’s notice.

5.6.4 Notwithstanding anything contained in this Lease to the contrary, if there is damage to the Premises or Building and the holder of any indebtedness secured by a mortgage or deed of trust covering any such property requires that the insurance proceeds be applied to such indebtedness or if the insurance proceeds are otherwise inadequate to complete the repair of the damages to the Premises, the Building or both, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) Business Days after Landlord is notified of such requirement.

5.6.5 Notwithstanding the foregoing, if the Premises or the Building are wholly or partially damaged or destroyed within the final six (6) months of the Lease Term, either Landlord or Tenant may, at its option, elect to terminate this Lease upon written notice to the other party within thirty (30) days following such damage or destruction.

5.6.6 Tenant waives the provisions of any statutes presently existing or hereafter enacted (including, without limitation, California Civil Code sections 1932 and 1933) which relate to termination of leases when the thing leased is destroyed and agrees that such event will be governed by the terms of this Lease.

5.7 Condemnation. If more than fifty percent (50%) of the Premises, or such portions of the Building as may be required for the Tenant’s reasonable use of the Premises, are taken by eminent domain or by conveyance in lieu thereof, this Lease shall automatically terminate as of the date the physical taking occurs, and all Base Rent, Additional Rent and other sums payable under this Lease shall be paid to that date. In case of taking of a part of the Premises or a portion of the Building not required for the Tenant’s reasonable use of the Premises, then this Lease shall continue in full force and effect and the Base Rent shall be equitably reduced based on the proportion by which the floor area of the Premises is reduced, such reduction in Base Rent to be effective as of the date the physical taking occurs. Additional Rent and all other sums payable under this Lease shall not be abated but Tenant’s Pro Rata Share may be redetermined as equitable under the circumstances. Landlord reserves all rights to damages or awards for any taking by eminent domain relating to the Premises, Building, Land and the unexpired term of this Lease. Tenant assigns to Landlord any right Tenant may have to such damages or award and Tenant shall make no claim against Landlord for damages for termination of its leasehold interest or interference with Tenant’s business. Tenant shall have the right, however, to claim and recover from the condemning authority compensation for any loss to which Tenant may be entitled for Tenant’s moving expenses or other relocation costs; provided that, such expenses or costs may be claimed only if they are awarded separately in the eminent domain proceedings and not as a part of the damages recoverable by Landlord. Tenant waives all rights it may have under California Code of Civil Procedure section 1265.130, or otherwise, to terminate this Lease based on a partial condemnation.

5.8 Estoppel Certificates and Financial Statements. Tenant shall, not more than twice in any twelve (12) month period, upon the written request of Landlord, execute, acknowledge and deliver to Landlord or its designee a written statement stating: (a) the date this Lease was executed and the date it expires; (b) the date Tenant entered into occupancy of the Premises; (c) the amount of monthly Base Rent and Additional Rent and the date to which such Base Rent and Additional Rent have been paid; and (d) certifying that (1) this Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way (or specifying the date of the agreement so affecting this Lease); (2) to the best of Tenant’s knowledge, Landlord is not in breach of this Lease (or, if so, a description of each such breach) and that no event, omission or condition has occurred which would result, with the giving of notice or the passage of time, in a breach of this Lease by Landlord; (3) this Lease represents the entire agreement between the parties with respect to the Premises; (4) all required contributions by Landlord to Tenant on account of Tenant Improvements have been received or stating the amount of contributions outstanding; (5) on the date of execution, to the best of Tenant’s knowledge, there exist no defenses or offsets which the Tenant has against the enforcement of this Lease by the Landlord; (6) no Base Rent, Additional Rent or other sums payable under this Lease have been paid in advance except for Base Rent and Additional Rent for the then current month; (7) no security has been deposited with Landlord (or, if so, the amount of such security); (8) it is intended that any Tenant’s statement may be relied upon by a prospective purchaser or mortgagee of Landlord’s interest or an assignee of any such mortgagee; and (9) such other information as may be reasonably requested by Landlord. If Tenant fails to respond within ten (10) Business Days of its receipt of a written request by Landlord as provided in this paragraph, such shall be a breach of this Lease and Tenant shall be deemed to have admitted the accuracy of any information supplied by Landlord to a prospective purchaser, mortgagee or assignee. In addition, as long as Tenant is not a publicly traded corporation or company, Tenant shall, from time to time, upon the written request of Landlord, deliver to or cause to be delivered to Landlord or its designee then current financial statements (including a statement of operations and balance sheet and statement of cash flows) certified as accurate by a certified public accountant and prepared in conformance with generally accepted accounting principles for (i) Tenant, (ii) any entity which owns a controlling interest in Tenant, (iii) any entity the controlling interest of which is owned by Tenant, and (iv) any successor entity to Tenant by merger or operation of law.

5.9 Utility Bills. In order to assist Landlord in monitoring the energy efficiency of the Building, on Landlord’s request, Tenant shall timely deliver to Landlord a copy of Tenant’s utility bills for the Premises and such other information related to Tenant’s use of utilities as may reasonably be requested.

5.10 Intentionally Omitted.

5.11 Hazardous Substances.

5.11.1 Landlord shall make such disclosures to Tenant of Hazardous Substances located on, in, under or around the Land or the Building as are required by applicable Governmental Requirements. A notice letter to Tenant regarding the presence of any known asbestos-containing construction materials is attached as Rider 4.

5.11.2 Neither Tenant, any of Tenant’s Agents nor any other person shall store, place, generate, manufacture, refine, handle, or locate on, in, under or around the Land or Building any Hazardous Substance, except for storage, handling and use of reasonable quantities and types of cleaning fluids and office supplies in the Premises in the ordinary course and the prudent conduct of Tenant’s business in the Premises. Tenant agrees that (a) the storage, handling and use of such permitted Hazardous Substances must at all times conform to all Governmental Requirements and to applicable fire, safety and insurance requirements; (b) the types and quantities of permitted Hazardous Substances which are stored in the Premises must be reasonable and appropriate to the nature and size of Tenant’s operation in the Premises and reasonable and appropriate for a first-class building of the same or similar use and in the same market area as the Building; and (c) no Hazardous Substance shall be spilled or disposed of on, in, under or around the Land or Building or otherwise discharged from the Premises or any area adjacent to the Land or Building. In no event will Tenant be permitted to store, handle or use on, in, under or around the Premises any Hazardous Substance which will increase the rate of fire or extended coverage insurance on the Land or Building, unless: (1) such Hazardous Substance and the expected rate increase have been specifically disclosed in writing to Landlord; (2) Tenant has agreed in writing to pay any rate increase related to each such Hazardous Substance; and (3) Landlord has approved in writing each such Hazardous Substance, which approval shall be subject to Landlord’s discretion.

5.11.3 Tenant shall indemnify, defend and hold harmless Landlord and Landlord’s Agents from and against any and all Claims arising out of any breach of any provision of this paragraph, which expenses shall also include laboratory testing fees, personal injury claims, clean-up costs and environmental consultants’ fees. Tenant agrees that Landlord may be irreparably harmed by Tenant’s breach of this paragraph and that a specific performance action may appropriately be brought by Landlord; provided that, Landlord’s election to bring or not bring any such specific performance action shall in no way limit, waive, impair or hinder Landlord’s other remedies against Tenant.

5.11.4 As of the execution date of this Lease, Tenant represents and warrants to Landlord that, except as otherwise disclosed by Tenant to Landlord, Tenant has no intent to bring any Hazardous Substances on, in or under the Premises except for the type and quantities authorized in subsection 5.11.2 above. In addition, as of the Delivery Date, Landlord represents and warrants to Tenant that, except as otherwise disclosed by Landlord to Tenant, to Landlord’s actual knowledge, there are not Hazardous Substances in the Premises or the Building which are in violation of any applicable Governmental Requirements.

5.12 Access Laws.

5.12.1 Pursuant to California Civil Code Section 1938, Landlord hereby certifies to Tenant that, as of the Lease Date, access to the Premises from within the Project has undergone inspection by a “Certified Access Specialist” (“Clasp”) and has been determined pursuant to such inspection to meet all applicable construction-related accessibility standards under California Civil Code Section 55.53.

5.12.2 Landlord represents and warrants to Tenant that, as of the Commencement Date, to Landlord’s actual knowledge, the Building (including the common areas of the Building) and the path of travel to the Premises are in material compliance with Access Laws.

5.12.3 Tenant agrees to notify Landlord promptly if Tenant receives notification or otherwise becomes aware of: (a) any condition or situation on, in, under or around the Land or Building which may constitute a violation of any Access Laws or (b) any threatened or actual lien, action or notice that the Land or Building is not in compliance with any Access Laws. If Tenant is responsible for such condition, situation, lien, action or notice under this paragraph, Tenant’s notice to Landlord shall include a statement as to the actions Tenant proposes to take in response to such condition, situation, lien, action or notice.

5.12.4 Tenant shall not alter or permit any assignee or subtenant or any other person to alter the Premises in any manner which would violate any Access Laws or increase Landlord’s responsibilities for compliance with Access Laws, without the prior approval of the Landlord. In connection with any such approval, Landlord may require a certificate of compliance with Access Laws from an architect, engineer or other person acceptable to Landlord. Tenant agrees to pay the reasonable fees incurred by such architect, engineer or other third party in connection with the issuance of such certificate of compliance.

Landlord’s consent to any proposed Tenant Alteration shall (a) not relieve Tenant of its obligations or indemnities contained in this paragraph or this Lease or (b) be construed as a warranty that such proposed alteration complies with any Access Law.

5.12.5 Tenant shall be solely responsible for all costs and expenses relating to or incurred in connection with: (a) failure of the Premises to comply with the Access Laws; and (b) bringing the Building and the common areas of the Building into compliance with Access Laws, if and to the extent such noncompliance arises out of or relates to: (1) Tenant’s specific use of the Premises for non-general office use; (2) the hiring of employees; (3) any Tenant Alterations to the Premises which are not normal and customary business office uses; or (4) any Tenant Improvements constructed in the Premises at the request of Tenant which are not consistent with normal and customary business office uses, regardless of whether such improvements are constructed prior to or after the Commencement Date. For the avoidance of doubt, other than as expressly set forth in the preceding sentence, Tenant shall not be responsible for any other costs or expenses associated with (a) the failure of the Building to comply with the Governmental Requirements; and (b) bringing the Building and the common areas of the Building outside of the Premises (including the restrooms on the 16th floor of the Building) into compliance with Governmental Requirements. Tenant shall be responsible, at Tenant’s sole cost and expense, for ensuring that the restrooms located on the 17th floor of the Premises are in compliance with all applicable Access Laws.

5.12.6 Landlord shall be responsible, at Landlord’s sole cost and expense, for correcting any violations of any Access Laws with respect to the common areas of the Building which are required to be corrected in order for Tenant to obtain a permit for the construction of the Tenant Improvements prior to the Commencement Date; provided that any such corrections to the common areas of the Building are not necessitated by Tenant’s specific use and occupancy of the Premises, or unless such costs and expenses are Tenant’s responsibility as provided in the preceding subparagraph. Any cost or expense paid or incurred by Landlord to bring the Premises or common areas of the Building into compliance with Access Laws which is not Tenant’s responsibility under the preceding subparagraphs shall be amortized over the useful economic life of the improvements (not to exceed ten (10) years) with interest as provided in Section 3.4 of this Lease.

5.12.7 Tenant agrees to indemnify, defend and hold harmless Landlord and Landlord’s Agents from and against any and all Claims arising out of or relating to any failure of Tenant or Tenant’s Agents to comply with Tenant’s obligations under this paragraph.

5.12.8 Tenant hereby agrees to use reasonable efforts to notify Landlord if Tenant makes any alterations, additions and/or improvements to the Premises that might impact accessibility to the Premises and/or the Building under any Access Laws. Landlord hereby agrees to use reasonable efforts to notify Tenant if Landlord makes any alterations, additions and/or improvements to the Premises that might impact accessibility to the Premises and/or the Building under any Access Laws.

5.12.9 The provisions of this paragraph shall supersede any other provisions in this Lease regarding Access Laws, to the extent inconsistent with the provisions of any other paragraphs.

5.13 Quiet Enjoyment. Landlord covenants that Tenant, upon paying Base Rent, Additional Rent and all other sums payable under this Lease and performing all covenants and conditions required of Tenant under this Lease shall and may peacefully have, hold and enjoy the Premises without hindrance or molestation by Landlord subject to the provisions of this Lease.

5.14 Subordination. Landlord represents and warrants to Tenant that as of the Commencement Date, the Property is not encumbered by a mortgage or deed of trust. Notwithstanding the foregoing, the holder or beneficiary of such mortgage, deed of trust, ground lease, vendor’s lien or similar instrument shall have the right to subordinate or cause to be subordinated any such mortgage, deed of trust, ground lease, vendor’s lien or similar instrument to this Lease. Tenant shall have the right to request that any holder or beneficiary of such mortgage, deed of trust, ground lease, vendor’s lien or similar instrument execute a non-disturbance agreement in favor of Tenant on the commercially reasonable standard form utilized by such lender or ground lessor, and Landlord shall use commercially reasonable efforts to obtain such executed non-disturbance agreement if so requested by Tenant. At the request of Landlord, the holder of such mortgage or deed of trust or any ground lessor, Tenant shall execute, acknowledge and deliver promptly in recordable form any commercially reasonable instrument or subordination agreement that Landlord or such holder may request; provided that such agreement provides that Tenant’s occupancy will not be disturbed so long as Tenant is not in default under the Lease beyond the expiration of any applicable notice and cure periods. Tenant further covenants and agrees that if the lender or ground lessor acquires the Premises as a purchaser at any foreclosure sale or otherwise, Tenant shall recognize and attorn to such party as landlord under this Lease, and shall make all payments required hereunder to such new landlord without deduction or set-off and, upon the request of such purchaser or other successor, execute, deliver and acknowledge commercially reasonable documents confirming such attornment. Tenant waives the provisions of any law or regulation, now or hereafter in effect, which may give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease or the obligations of Tenant hereunder in the event that any such foreclosure or termination or other proceeding is prosecuted or completed.

5.15 Liens and Tenant’s Personal Property Taxes.

5.15.1 Tenant shall have no authority, express or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind, the interest of Landlord or Tenant in the Premises or to charge the rentals payable under this Lease for any Claims in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs. Tenant shall promptly pay or cause to be paid all sums legally due and payable by it on account of any labor performed or materials furnished in connection with any work performed on the Premises on which any lien is or can be validly and legally asserted against its leasehold interest in the Premises and Tenant shall indemnify, defend and hold harmless Landlord from any and all Claims arising out of any such asserted Claims. Tenant agrees to give Landlord prompt written notice of any such Claim.

5.15.2 Tenant shall be liable for all taxes levied or assessed against personal property, furniture or fixtures placed by Tenant in the Premises. If any such taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and Landlord elects to pay them or if the assessed value of Landlord’s property is increased by inclusion of such personal property, furniture or fixtures and Landlord elects to pay the taxes based on such increase, Tenant shall reimburse Landlord for the sums so paid by Landlord, within thirty (30) days after written demand by Landlord, which is accompanied by reasonably appropriate back-up.

5.16 Work Performance and Responsible Contracting.

5.16.1 Tenant acknowledges and agrees that all alterations, additions, improvements, repair and installations made to or on the Premises (including any Tenant Improvements and any future Tenant Alterations) shall be performed subject to the Union Requirement.

5.16.2 In addition to the requirement the previous subparagraph, Tenant shall use commercially reasonable efforts to contract for services to be performed in or about the Premises with companies which are a “Responsible Contractor”. A “Responsible Contractor” is defined as a contractor or subcontractor who pays workers a fair wage and Fair Benefits as evidenced by payroll and employee records and who complies with the service-disabled veteran business policy. “Fair Benefits” are defined as including employer-paid family health care coverage, pension benefits, and apprenticeship programs.

SECTION 6: INSURANCE AND INDEMNIFICATION

6.1 Indemnification.

6.1.1 Tenant shall indemnify, defend and hold harmless Landlord and Landlord’s Agents from and against any and all Claims, arising in whole or in part out of (a) the possession, use or occupancy of the Premises or the business conducted in the Premises, (b) any act, omission or negligence of Tenant or Tenant’s Agents, or (c) any breach or default under this Lease by Tenant.

6.1.2 Landlord shall indemnify, defend and hold harmless Tenant and Tenant’s Agents from and against any and all Claims, arising in whole or in part out of (a) any act, omission or negligence of Landlord or Landlord’s Agents, or (b) any breach or default under this Lease by Landlord.

6.1.3 Except as specified in subparagraph 6.1.2 above or in the next sentence or as otherwise provided in this Lease, neither Landlord nor Landlord’s Agents shall, to the extent permitted by law, have any liability to Tenant, or to Tenant’s Agents, for (1) any Claims arising out of any cause whatsoever, including repair to any portion of the Premises; (2) interruption in or interference with the use of the Premises or any equipment therein; (3) any accident or damage resulting from any use or operation by Landlord, Tenant or any person or entity of heating, cooling, electrical, sewerage or plumbing equipment or apparatus or Telecommunication Facilities; (4) termination of this Lease by reason of damage to the Premises or Building; (5) fire, robbery, theft, vandalism, mysterious disappearance or a casualty of any kind or nature; (6) actions of any other tenant of the Building or of any other person or entity; (7) inability to furnish any service required of Landlord as specified in this Lease; or (8) leakage in any part of the Premises or the Building from rain, ice or snow, or from drains, pipes or plumbing fixtures in the Premises or the Building. Landlord shall only be responsible for Claims arising from the items listed in the previous sentence if such items were within Landlord’s reasonable control and Landlord was negligent or acted with willful misconduct in failing to repair or maintain the Building as required by this Lease; but in no event shall Landlord’s responsibility extend to any interruption to Tenant’s business or any indirect or consequential losses suffered by Tenant or Tenant’s Agents or extend beyond Landlord’s responsibility as set forth in the paragraph entitled “Utilities” when that paragraph is applicable. The obligations of this paragraph shall be subject to the paragraph captioned “Waiver of Subrogation”.

6.1.4 Each party to this Lease shall indemnify, defend and hold harmless the other party from and against any and all Claims asserted against such other party by any real estate broker, finder or intermediary relating to any act of the indemnifying party in connection with this Lease.

6.2 Tenant Insurance.

6.2.1 Tenant shall, throughout the Lease Term, at its own expense, keep and maintain in full force and effect the following policies, each of which shall be endorsed as needed to provide that the insurance afforded by these policies is primary and that all insurance carried by Landlord is strictly excess and secondary and shall not contribute with Tenant’s liability insurance:

(a) A policy of commercial general liability insurance, including a contractual liability endorsement covering Tenant’s obligations under the paragraph captioned “Indemnification”, insuring against claims of bodily injury and death or property damage or loss with a combined single limit at the Commencement Date of this Lease of not less than Two Million Dollars ($2,000,000.00), which limit shall be reasonably increased during the Lease Term, at Landlord’s request, to reflect both increases in liability exposure arising from inflation as well as from changing use of the Premises or changing legal liability standards, which policy shall be payable on an “occurrence” rather than a “claims made” basis, and which policy names Landlord, Manager, Bentall Kennedy (U.S.) Limited Partnership, NewTower Trust Company, and each of their agents, affiliates, members, directors, officers and employees, and, at Landlord’s request, Landlord’s mortgage lender(s) or investment advisors, as additional insureds. The commercial general liability coverage shall include “host liquor liability” and, as applicable, an endorsement covering Tenant’s dram shop/liquor liability if Tenant sells or distributes alcoholic beverages. Dram shop/liquor liability coverage may also be purchased under a separate policy.

(b) “Special Form” property insurance (which is commonly called “all risk”) covering Tenant Improvements, Tenant Alterations (including Telecommunication Facilities), and any and all furniture, fixtures, equipment, inventory, improvements and other property in or about the Premises which is not owned by Landlord, for one hundred percent (100%) of the then current replacement cost of such property;

(c) Business interruption insurance in an amount sufficient to cover costs, damages, lost income, expenses, Base Rent, Additional Rent and all other sums payable under this Lease, should any or all of the Premises not be usable for a period of up to twelve (12) months;

(d) A policy of worker’s compensation insurance as required by applicable law and employer’s liability insurance with limits of no less than One Million and No/100 Dollars ($1,000,000.00); and

(e) A policy of comprehensive automobile liability insurance, including loading and unloading, and covering owned, non-owned and hired vehicles, with limits of no less than One Million Dollars ($1,000,000.00) per occurrence.

(f) Excess/Umbrella Liability insurance on a form at least as broad as the primary coverages required above with limits of not less than Five Million Dollars ($5,000,000) per occurrence and per location or project aggregate.

6.2.2 All insurance policies required under this Section 6.2 shall be with companies with an A.M. Best Rating of A-/VII (or higher) and that are authorized to provide insurance in California. Tenant shall be required to provide Landlord with not less than thirty (30) days’ prior written notice if any policy required to be carried by Tenant hereunder is subject to cancellation, lapse or reduction in coverage. Tenant shall deliver to Landlord and, at Landlord’s request Landlord’s mortgage lender(s), prior to the Delivery Date and from time to time thereafter, certificates evidencing the existence and amounts of all such policies. Deductibles above $25,000 and self-insured retentions must be declared to Landlord prior to the Delivery Date.

6.2.3 If Tenant fails to acquire or maintain any insurance or provide any certificate required by this paragraph, which failure is not cured within ten (10) Business Days after receipt of written notice thereof (unless such insurance coverage would lapse within such ten (10) Business Day period, in which case, Landlord shall not be required to observe the cure period hereunder), Landlord may, but shall not be required to, obtain such insurance or certificates and the costs associated with obtaining such Insurance or certificates shall be payable by Tenant to Landlord on demand.

6.3 Landlord’s Insurance. Landlord shall, throughout the Lease Term, keep and maintain in full force and effect:

(a) Commercial general liability insurance, insuring against claims of bodily injury and death or property damage or loss with a combined single limit at the Commencement Date of not less than Three Million Dollars ($3,000,000.00) per occurrence and Five Million Dollars ($5,000,000.00) in the aggregate, which policy shall be payable on an “occurrence” rather than a “claims made” basis;

(b) “Special Form” property Insurance (which is commonly called “all risk”) covering the Building and Landlord’s personal property, if any, located on the Land in the amount of one hundred percent (100%) of the then current replacement value of such property; and

(c) Landlord may, but shall not be required to, maintain other types of insurance as Landlord deems appropriate, including but not limited to, property insurance coverage for earthquakes and floods in such amounts as Landlord deems appropriate. Such policies may be “blanket” policies which cover other properties owned by Landlord. Landlord shall deliver to Tenant and, at Tenant’s request Tenant’s mortgage lender(s), prior to the Commencement Date and from time to time thereafter, certificates evidencing the existence and amounts of all such policies.

6.4 Waiver of Subrogation. Notwithstanding anything in this Lease to the contrary, Landlord and Tenant hereby each waive and release the other from any and all Claims or any loss or damage that may occur to the Land, Building, Premises, or personal property located therein, by reason of fire or other casualty regardless of cause or origin, including the negligence or misconduct of Landlord, Tenant, Landlord’s Agents or Tenant’s Agents, but only to the extent of the insurance proceeds paid to such releasor under its policies of insurance or, if it fails to maintain the required policies, the insurance proceeds that would have been paid to such releasor if it had maintained such policies. Each party to this Lease shall promptly give to its insurance company written notice of the mutual waivers contained in this subparagraph, and shall cause its insurance policies to be properly endorsed, if necessary, to prevent the invalidation of any insurance coverages by reason of the mutual waivers contained in this subparagraph.

SECTION 7: ASSIGNMENT AND SUBLETTING

7.1 Assignment and Subletting by Tenant.

7.1.1 Tenant shall not have the right to assign, transfer, mortgage or encumber this Lease in whole or in part, nor sublet the whole or any part of the Premises, nor allow the occupancy of all or any part of the Premises by another, without first obtaining Landlord’s consent, which consent may be granted or denied in accordance with this paragraph. In no event shall the determination of the amount of rent be expressed in whole or in part as a percentage of the income or profits derived by the subtenant from the space leased (other than an amount based on a fixed percentage or percentages of gross receipts or gross sales). Notwithstanding any permitted assignment or subletting, Tenant shall at all times remain directly, primarily and fully responsible and liable for the payment of all sums payable under this Lease and for compliance with all of its other obligations as tenant under this Lease. Landlord’s acceptance of Base Rent, Additional Rent or any other sum from any assignee, sublessee, transferee, mortgagee or encumbrance holder shall not be deemed to be Landlord’s approval of any such conveyance. Upon the occurrence of an Event of Default, if the Premises or any part of the Premises are then subject to an assignment or subletting, Landlord may, at its option, collect directly from such assignee or subtenant all rents becoming due to Tenant under such assignment or sublease and apply such rents against any sums due to Landlord from Tenant under this Lease. No such collection shall be construed to constitute a novation or release of Tenant from the further performance of Tenant’s obligations under this Lease. Landlord’s right of direct collection shall be in addition to and not in limitation of any other rights and remedies provided for in this Lease or at law. Tenant makes an absolute assignment to Landlord of such assignments and subleases and any rent, Lease Security Deposits and other sums payable under such assignments and subleases as collateral to secure the performance of the obligations of Tenant under this Lease.

7.1.2 In the event Tenant desires to assign this Lease or to sublet all or any portion of the Premises, Tenant shall give written notice of such desire to Landlord prior to the proposed commencement date of such subletting or assignment, which notice shall set forth the name of the proposed subtenant or assignee, the proposed term, the nature of the proposed subtenant’s or assignee’s business to be conducted on the Premises, the rental rate, and any other particulars of the proposed subletting or assignment that Landlord may reasonably request. Without limiting the preceding sentence, Tenant shall also provide Landlord with: (a) such financial information as Landlord may reasonably request concerning the proposed subtenant or assignee, including recent financial statements certified as accurate and complete by a certified public accountant, if available, or by the president, managing partner or other appropriate officer of the proposed subtenant or assignee; (b) proof satisfactory to Landlord that the proposed subtenant or assignee will immediately occupy and thereafter use the entire Premises (or any sublet portion of the Premises) for the remainder of the Lease Term (or for the entire term of the sublease, if shorter) in compliance with the terms of this Lease; and (c) a copy of the proposed sublease or assignment or letter of intent. Tenant shall pay to Landlord, upon Landlord’s demand therefor, Landlord’s actual attorneys’ fees incurred in the review of such documentation and in documenting Landlord’s consent, plus an administrative fee of $2,000.00 as Landlord’s fee for processing such proposed assignment or sublease. Receipt of such fee shall not obligate Landlord to approve the proposed assignment or sublease.

7.1.3 Without limiting what may be construed as a factor considered by Landlord, Tenant agrees that any one or more of the following will be proper grounds for Landlord’s disapproval of a proposed assignment or sublease:

(a) The proposed assignee or subtenant does not, in Landlord’s good faith judgment, have sufficient financial worth to insure full and timely performance under this Lease; or Landlord has received insufficient evidence of the financial worth or creditworthiness of the proposed assignee or subtenant to make the determination set forth in this clause;

(b) Landlord has had prior negative leasing experience with the proposed assignee or subtenant or an affiliate; or, in Landlord’s reasonable judgment, the proposed assignee or subtenant is engaged in a business, or the Premises or any part of the Premises will be used in a manner, that is not in keeping with the then standards of the Building, or that is not compatible with the businesses of other tenants in the Building, or that is inappropriate for the Building, or that will violate any negative covenant as to use contained in any other lease of space in the Building;

(c) The use of the Premises by the proposed assignee or subtenant will not be permitted under the Permitted Uses;

(d) Tenant is in default of any obligation of Tenant under this Lease, or Tenant has defaulted under this Lease on three (3) or more occasions during the twenty-four (24) months preceding the date that Tenant shall request such consent;

(e) Landlord has had written negotiations with the proposed assignee or subtenant, in the three (3) months preceding Tenant’s request, regarding the leasing of space by such proposed assignee or subtenant in the Building or any other buildings owned by Landlord in the metropolitan area in which the Land is located, and in each case, Landlord has comparable space available.

7.1.4 Within fifteen (15) Business Days after Tenant provides Landlord with the items set forth in Section 7.1.2, Landlord shall notify Tenant of Landlord’s approval, disapproval or conditional approval of any proposed assignment or subletting or of Landlord’s election to recapture as described below. Landlord shall have no obligation to respond unless and until all required information has been submitted. Notwithstanding the foregoing, if any items set forth in Section 7.1.2 have not been provided by Tenant to Landlord, in Landlord’s reasonable discretion, Landlord shall provide Tenant with notice thereof, and such fifteen (15) Business Day period for Landlord’s approval, disapproval or conditional approval of any proposed assignment or subletting shall not commence until all such items requested by Landlord pursuant to Landlord’s written notice to Tenant have been provided to Landlord for review. In the event Landlord approves of any proposed assignment or subletting, Tenant and the proposed assignee or sublessee shall execute and deliver to Landlord an assignment (or subletting) and assumption agreement in form and content reasonably satisfactory to Landlord. Notwithstanding any contrary provision of this Lease, if Tenant or any proposed assignee or sublessee claims that Landlord has unreasonably withheld or delayed its consent to a proposed assignment or sublease or otherwise has breached its obligations under this Section 7, Tenant’s and such assignee’s or sublessee’s sole remedy shall be to seek a declaratory judgment and/or injunctive relief, and Tenant, on behalf of itself and, to the extent permitted by law, such proposed assignee or sublessee, waives all other remedies against Landlord, including without limitation, the right to seek monetary damages or to terminate this Lease (including, without limitation, pursuant to Section 1995.310 of the California Civil Code or any successor statutes thereto).

7.1.5 Any transfer, assignment or hypothecation of any of the stock or interest in Tenant, or the assets of Tenant, or any other transaction, merger, reorganization or event, however constituted which (a) results in fifty percent (50%), or more of such stock, interest or assets going into different ownership, or (b) is a subterfuge denying Landlord the benefits of this paragraph, shall be deemed to be an assignment within the meaning and provisions of this paragraph and shall be subject to the provisions of this paragraph.

7.1.6 If Landlord consents to any assignment or sublease and Tenant receives rent or any other consideration, either initially or over the term of the assignment or sublease, in excess of the Base Rent and Additional Rent (or, in the case of a sublease of a portion of the Premises, in excess of the Base Rent paid by Tenant on a square footage basis under this Lease), Tenant shall pay to Landlord fifty percent (50%) of such excess, less the amount of any actual, out-of-pocket and verifiable costs paid in connection with brokerage commissions, tenant improvement allowances and alteration costs, commercially reasonable marketing expenses and reasonable attorneys’ fees, if any (“Transaction Expenses”); provided that Tenant furnishes Landlord with invoices and statements in connection with any and all Transaction Expenses in incurred by Tenant in connection therewith.

7.1.7 If Tenant Intends to assign all or any portion of its interest in this Lease or sublease all or any portion of the Premises, Landlord shall have the right to recapture the Premises or the applicable portion thereof (a “Recapture”) by giving written notice of such Recapture to Tenant within fifteen (15) Business Days after receipt of Tenant’s written request for Landlord’s consent to such proposed assignment or subletting. Tenant shall have no right to retract its request for Landlord’s consent to assign or sublease once such request has been made. Such Recapture shall terminate this Lease as to the applicable space effective on the prospective effective date of assignment or subletting, which shall be the last day of a calendar month and shall not be earlier than forty-five (45) Business Days after receipt of Tenant’s request hereunder. If less than the entire Premises are recaptured, this Lease shall remain in full force and effect with respect to that remaining area not recaptured by Landlord. Tenant shall surrender that portion of the Premises recaptured by Landlord in accordance with the terms and conditions of this Lease.

7.2 Assignment by Landlord. Landlord shall have the right to transfer and assign, in whole or in part, its rights and obligations under this Lease and in any and all of the Land or Building. If Landlord sells or transfers any or all of the Building, including the Premises, Landlord and Landlord’s Agents shall, upon consummation of such sale or transfer, be released automatically from any liability relating to obligations or covenants under this Lease to be performed or observed after the date of such transfer, and in such event, Tenant agrees to look solely to Landlord’s successor-in-interest with respect to such liability; provided that, as to the Lease Security Deposit and Prepaid Rent, Landlord shall not be released from liability therefor unless Landlord has delivered (by direct transfer or credit against the purchase price) the Lease Security Deposit or Prepaid Rent to its successor-in-interest.

SECTION 8: DEFAULT AND REMEDIES

8.1 Events of Default.

8.1.1 The occurrence of any one or more of the following events shall constitute a material default and breach of this Lease by Tenant (“Event of Default”):

(a) abandonment of all or any portion of the Premises without continued payment of Base Rent and Additional Rent;

(b) failure by Tenant to make any payment of Base Rent or Additional Rent within five (5) Business Days’ after its due date;

(c) failure by Tenant to pay any other sum required to be paid by Tenant under this Lease within five (5) Business Days’ after written notice of such failure;

(d) failure by Tenant to observe or perform any covenant or condition of this Lease, other than the making of payments, where such failure shall continue for a period of twenty (20) Business Days after written notice from Landlord or such additional time as is reasonably needed to cure the default provided that Tenant shall diligently and continuously pursue the cure and complete the cure within sixty (60) Business Days;

(e) the failure of Tenant to surrender possession of the Premises at the expiration or earlier termination of this Lease in the condition required by this Lease;

(f) (1) the making by Tenant of any general assignment or general arrangement for the benefit of creditors; (2) the filing by or against Tenant of a petition in bankruptcy, including reorganization or arrangement, unless, in the case of a petition filed against Tenant, unless the same is dismissed within twenty (20) Business Days; (3) the appointment of a trustee or receiver to take possession of substantially all Tenant’s assets located in the Premises or of Tenant’s interest in this Lease; (4) any execution, levy, attachment or other process of law against any property of Tenant or Tenant’s interest in this Lease, unless the same is dismissed within twenty (20) Business Days; (5) adjudication that Tenant is bankrupt; (6) the making by Tenant of a transfer in fraud of creditors; or (7) the failure of Tenant to generally pay its debts as they become due; or

(g) any information furnished by or on behalf of Tenant to Landlord in connection with the entry of this Lease is determined to have been materially false, misleading or incomplete when made.

(h) a failure of the Tenant to deliver the Letter of Credit within the time period specified in the paragraph captioned “Lease Security Provisions”.

8.1.2 Notwithstanding any cure periods specified in the previous subparagraph, after the occurrence during the Lease Term of any two events which after the giving of notice or the lapse of time would become an Event of Default, Tenant shall neither be entitled to notice nor an opportunity to cure and Landlord, at its option, may immediately declare an Event of Default.

8.1.3 When this Lease requires service of a notice, that notice shall replace rather than supplement any equivalent or similar statutory notice, including any notices required by Code of Civil Procedure section 1161 or any similar or successor statute. When a statute requires service of a notice in a particular manner, service of that notice (or a similar notice required by this Lease) in the manner required by paragraph 6.1 shall replace and satisfy the statutory service-of-notice procedures, including those required by Code of Civil Procedure section 1162 or any similar or successor statute.

8.1.4 If a petition in bankruptcy is filed by or against Tenant, and if this Lease is treated as an “unexpired lease” under applicable bankruptcy law, then Tenant shall neither attempt nor cause any trustee to attempt to extend the time period specified by the Bankruptcy Act for the assumption or rejection of this Lease.

8.2 Remedies. If any Event of Default occurs, Landlord may at any time after such occurrence, with or without notice or demand except as stated in this paragraph, and without limiting Landlord in the exercise of any right or remedy at law which Landlord may have by reason of such Event of Default, exercise the rights and remedies, either singularly or in combination, as are specified or described in the subparagraphs of this paragraph.

8.2.1 Landlord may terminate this Lease and all rights of Tenant under this Lease either immediately or at some later date by giving Tenant written notice that this Lease is terminated. If Landlord so terminates this Lease, then Landlord may recover from Tenant the sum of:

(a) the unpaid Base Rent, Additional Rent and all other sums payable under this Lease which have been earned at the time of termination;

(b) interest at the Default Rate on the unpaid Base Rent, Additional Rent and all other sums payable under this Lease which have been earned at the time of termination; plus

(c) the amount by which the unpaid Base Rent, Additional Rent and all other sums payable under this Lease which would have been earned after termination until the time of award exceeds the amount of such rental loss, if any, as Tenant affirmatively proves could have been reasonably avoided and interest on such excess at the Default Rate; plus

(d) the amount by which the aggregate of the unpaid Base Rent, Additional Rent and all other sums payable under this Lease for the balance of the Lease Term after the time of award exceeds the amount of such rental loss, if any, as Tenant affirmatively proves could be reasonably avoided, with such difference being discounted to present value at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%); plus

(e) any other amount necessary to compensate Landlord for the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which, in the ordinary course of things, would be likely to result from such failure, including, leasing commissions, tenant improvement costs, renovation costs and advertising costs; plus

(f) all such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

8.2.2 Landlord shall also have the right, with or without terminating this Lease, but in accordance with applicable law, to re-enter the Premises and remove all persons and property from the Premises. Landlord may cause property so removed from the Premises to be stored in a public warehouse or elsewhere at the expense and for the account of Tenant.

8.2.3 Landlord shall also have the right, without terminating this Lease, to accelerate and recover from Tenant the sum of all unpaid Base Rent, Additional Rent and all other sums payable under the then remaining term of the Lease, discounting such amount to present value at the Prime Rate.

8.2.4 If Tenant abandons or surrenders the Premises without Landlord’s consent, or if Landlord re-enters the Premises as provided in subparagraph 8.2.2 or takes possession of the Premises pursuant to legal proceedings or through any notice procedure provided by law, then, if Landlord does not elect to terminate this Lease, Landlord may, from time to time, without terminating this Lease, either (a) recover all Base Rent, Additional Rent and all other sums payable under this Lease as they become due or (b) relet the Premises or any part of the Premises on behalf of Tenant for such term or terms, at such rent or rents and pursuant to such other provisions as Landlord, in its sole discretion, may deem advisable, all with the right, at Tenant’s cost, to make alterations and repairs to the Premises and recover any deficiency from Tenant as set forth in subparagraph 8.2.6.

8.2.5 Landlord may elect, in its absolute discretion, to maintain Tenant’s right to possession, in which case this Lease shall continue in effect whether or not Tenant shall have abandoned the Premises. In such event, Landlord may enforce all of Landlord’s rights and remedies under this Lease, including the right to recover rent as it becomes due hereunder, and, at Landlord’s election, to re-enter and relet the Premises on such terms and conditions as Landlord deems appropriate. Without limiting the generality of the foregoing, Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations). Landlord may execute any lease made pursuant hereto in its own name, and Tenant shall have no right to collect any such rent or other proceeds. Landlord’s re-entry and/or reletting of the Premises, or any other acts, shall not be deemed an acceptance of surrender of the Premises or Tenant’s interest therein, a termination of this Lease or a waiver or release of Tenant’s obligations hereunder. Landlord shall have the same rights with respect to Tenant’s improvements and personal property as under Section 8.2.2 above, even though such re-entry and/or reletting do not constitute acceptance of surrender of the Premises or termination of this Lease.

8.2.6 None of the following remedial actions, singly or in combination, shall be construed as an election by Landlord to terminate this Lease unless Landlord has in fact given Tenant written notice that this Lease is terminated: (a) an act by Landlord to maintain or preserve the Premises; (b) any efforts by Landlord to relet the Premises; (c) any repairs or alterations made by Landlord to the Premises; (d) re-entry, repossession or reletting of the Premises by Landlord pursuant to this paragraph; or (e) the appointment of a receiver, upon the initiative of Landlord, to protect Landlord’s interest under this Lease. If Landlord takes any of the foregoing remedial action without terminating this Lease, Landlord may nevertheless at any time after taking any such remedial action terminate this Lease by written notice to Tenant.

8.2.7 If Landlord relets the Premises, Landlord shall apply the revenue from such reletting as follows: first, to the payment of any indebtedness of Tenant to Landlord other than Base Rent, Additional Rent or any other sums payable by Tenant under this Lease; second, to the payment of any cost of reletting (including finders’ fees and leasing commissions); third, to the payment of the cost of any alterations, improvements, maintenance and repairs to the Premises; and fourth, to the payment of Base Rent, Additional Rent and other sums due and payable and unpaid under this Lease. Landlord shall hold and apply the residue, if any, to payment of future Base Rent, Additional Rent and other sums payable under this Lease as the same become due, and shall deliver the eventual balance, if any, to Tenant. Should revenue from letting during any month, after application pursuant to the foregoing provisions, be less than the sum of the Base Rent, Additional Rent and other sums payable under this Lease and Landlord’s expenditures for the Premises during such month, Tenant shall be obligated to pay such deficiency to Landlord as and when such deficiency arises.

8.2.8 Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies provided in this Lease or by law (all such remedies being cumulative), nor shall pursuit of any remedy provided in this Lease constitute a forfeiture or waiver of any Base Rent, Additional Rent or other sum payable under this Lease or of any damages accruing to Landlord by reason of the violation of any of the covenants or conditions contained in this Lease. Tenant waives, for Tenant and for all those claiming by, through or under Tenant, Section 3275 of the California Civil Code and Sections 1174(c) and 1179 of the California Code of Civil Procedure and any existing or future rights to redeem or reinstate, by order or judgment of any court or by any legal process or writ, this Lease or Tenant’s right of occupancy of the Premises after any termination hereof.

8.3 Right to Perform. If Tenant shall fail to pay any sum of money, other than Base Rent or Additional Rent, required to be paid by it under this Lease or shall fail to perform any other act on its part to be performed under this Lease, and such failure shall continue for ten (10) Business Days after written notice of such failure by Landlord, or such shorter time if reasonable under the circumstances, Landlord may, but shall not be obligated to, and without waiving or releasing Tenant from any obligations of Tenant, make such payment or perform such other act on Tenant’s part to be made or performed as provided in this Lease. Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment of sums due under this paragraph as in the case of default by Tenant in the payment of Base Rent.

8.4 Landlord’s Default. Landlord shall not be in default under this Lease unless Landlord fails to perform obligations required of Landlord within twenty (20) Business Days after written notice is delivered by Tenant to Landlord and to the holder of any mortgages or deeds of trust (collectively, “Lender”) covering the Premises whose name and address shall have theretofore been furnished to Tenant in writing, specifying the obligation which Landlord has failed to perform; provided, however, that if the nature of Landlord’s obligation is such that more than twenty (20) Business Days are required for performance, then Landlord shall not be in default if Landlord or Lender commences performance within such twenty (20) Business Day period and thereafter diligently prosecutes the same to completion. All obligations of Landlord hereunder shall be construed as covenants, not conditions. In the event of any default, breach or violation of Tenant’s rights under this Lease by Landlord, Tenant’s exclusive remedy shall be either an action for specific performance or an action for actual damages. Tenant hereby waives the benefit of any laws granting it the right to perform Landlord’s obligation, a lien upon the property of Landlord and/or upon Rent due Landlord, or the right to terminate this Lease or withhold Rent on account of any Landlord default.

8.5 Limitation on Recourse. Liability with respect to the entry and performance of this Lease by or on behalf of Landlord, however it may arise, shall be asserted and enforced only against Landlord’s estate and equity interest in the Building. Neither Landlord nor any of Landlord’s Agents shall have any personal liability in the event of any Claim against Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant’s use of the Premises. Any and all personal liability, if any, beyond that which may be asserted under this paragraph, is expressly waived and released by Tenant and by all persons claiming by, through or under Tenant.

SECTION 9: MISCELLANEOUS PROVISIONS

9.1 Notices. All notices, demands, consents, approvals, statements and communications required or permitted under this Lease shall be in writing and, if intended for Landlord, shall be addressed to Landlord at the addresses set forth opposite Landlord’s signature; and if intended for Tenant, shall be addressed to Tenant at the address set forth opposite Tenant’s signature, or to such other address as either party may by written notice, given in accordance with this paragraph, advise the other party. All such communications shall be transmitted by personal delivery, reputable express or courier service, or United States Postal Service, postage prepaid. All such communications shall be deemed delivered and effective on the earlier of (a) the date received or refused for delivery, or (b) five (5) calendar days after having been deposited in the United States Postal Service, postage prepaid. Notwithstanding the means of transmission authorized earlier in this paragraph, those communications which contain a notice of breach or default, a notice of an event or occurrence that with the passage of time or the giving of notice, or both, would cause a breach or default to arise, or a demand for performance shall be transmitted by one or more of the following methods: (i) United States Postal Service, certified mail, return receipt requested; or (ii) personal delivery, accompanied by a receipt and signed by a representative of the addressee acknowledging delivery on a specified date, with delivery not effective unless the receipt is given, or (iii) reputable express or courier service.

9.2 Attorney’s Fees and Expenses. In the event that (a) either party requires the services of an attorney in connection with enforcing the terms of this Lease, (b) suit is brought for the enforcement of this Lease or the exercise of rights and remedies afforded by this Lease or under law, or (c) proceedings are held in bankruptcy then the substantially prevailing party shall be entitled to a reasonable sum for attorney’s and paralegal’s fees, expenses and court costs, including those relating to any appeal. The prevailing party shall be determined under Civil Code section 1717(b)(1) or any successor statute.

9.3 No Accord and Satisfaction. No payment by Tenant or receipt by Landlord of an amount less than the Base Rent or Additional Rent or any other sum due and payable under this Lease shall be deemed to be other than a payment on account of the Base Rent, Additional Rent or other such sum, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, nor preclude Landlord’s right to recover the balance of any amount payable or Landlord’s right to pursue any other remedy provided in this Lease or at law.

9.4 Successors; Joint and Several Liability. Except as provided in the paragraph captioned “Limitation on Recourse” and subject to the paragraph captioned “Assignment and Subletting by Landlord”, all of the covenants and conditions contained in this Lease shall apply to and be binding upon Landlord and Tenant and their respective heirs, executors, administrators, successors and assigns. In the event that more than one person, partnership, company, corporation or other entity is included in the term “Tenant”, then each such person, partnership, company, corporation or other entity shall be jointly and severally liable for all obligations of Tenant under this Lease.

9.5 Choice of Law. This Lease shall be construed and governed by the laws of the state in which the Land is located. Venue for any actions brought by Landlord or Tenant pursuant to this Lease will be in San Francisco, California.

9.6 No Waiver of Remedies. The waiver by Landlord of any covenant or condition contained in this Lease shall not be deemed to be a waiver of any subsequent breach of such covenant or condition nor shall any custom or practice which may develop between the parties in the administration of this Lease be construed to waive or lessen the rights of Landlord to insist on the strict performance by Tenant of all of the covenants and conditions of this Lease. No act or thing done by Landlord or Landlord’s Agents during the Lease Term shall be deemed an acceptance or a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless made in writing and signed by Landlord. The mention in this Lease of any particular remedy shall not preclude Landlord from any other remedy it might have, either under this Lease or at law, nor shall the waiver of or redress for any violation of any covenant or condition in this Lease or in any of the rules or regulations attached to this Lease or later adopted by Landlord, prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of Base Rent, Additional Rent or any other sum payable under this Lease with knowledge of a breach of any covenant or condition in this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of the rules and regulations attached to this Lease or later adopted, against Tenant or any other tenant in the Building, shall not be deemed a waiver. Any waiver by Landlord must be in writing and signed by Landlord to be effective.

9.7 Offer to Lease. The submission of this Lease in a draft form to Tenant or its broker or other agent does not constitute an offer to Tenant to lease the Premises. This Lease shall have no force or effect until it is executed by both Tenant and Landlord.

9.8 Force Majeure. In the event that either party shall be delayed, hindered in or prevented from the performance of any act or obligation required under this Lease by reason of acts of God, strikes, lockouts, labor troubles or disputes, inability to procure or shortage of materials or labor, failure of power or utilities, delay in transportation, fire, vandalism, accident, flood, severe weather, other casualty, Governmental Requirements (including mandated changes in the Plans and Specifications or the Tenant Improvements resulting from changes in pertinent Governmental Requirements or interpretations thereof), riot, insurrection, civil commotion, sabotage, explosion, war, natural or local emergency, acts or omissions of others, including the other party, or other reasons of a similar or dissimilar nature not solely the fault of, or under the exclusive control of, Landlord, then performance of such act or obligation (other than Tenant’s rental obligations under this Lease) shall be excused for the period of the delay and the period for the performance of any such act or obligation shall be extended for the period equivalent to the period of such delay.

9.9 Severability; Captions. If any clause or provision of this Lease is determined to be illegal, invalid, or unenforceable under present or future laws, the remainder of this Lease shall not be affected by such determination, and in lieu of each clause or provision that is determined to be illegal, invalid or unenforceable, there be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable. Headings or captions in this Lease are added as a matter of convenience only and in no way define, limit or otherwise affect the construction or interpretation of this Lease.

9.10 Interpretation. Whenever a provision of this Lease uses the term (a) “include” or “including”, that term shall not be limiting but shall be construed as illustrative, (b) “covenant”, that term shall include any covenant, agreement, term or provision, (c) “at law”, that term shall mean as specified in any applicable statute, ordinance or regulation having the force of law or as determined at law or in equity, or both, and (d) “day”, that uncapitalized word shall mean a calendar day. This Lease shall be given a fair and reasonable interpretation of the words contained in it without any weight being given to whether a provision was drafted by one party or its counsel.

9.11 Incorporation of Prior Agreement; Amendments. This Lease contains all of the agreements of the parties to this Lease with respect to any matter covered or mentioned in this Lease, and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties to this Lease or their respective successors in interest.

9.12 Authority. Each of Landlord and Tenant, as applicable, represents and warrants to the other that it has been and is qualified to do business in the state in which the Premises are located, that such entity has full right and authority to enter into this Lease, and that all persons signing on behalf of the entity were authorized to do so by appropriate actions.

9.13 Time of Essence. Time is of the essence with respect to the performance of this Lease.

9.14 Survival of Obligations. Notwithstanding anything contained in this Lease to the contrary or the expiration or earlier termination of this Lease, any and all obligations of either party accruing prior to the expiration or termination of this Lease shall survive the expiration or earlier termination of this Lease, and either party shall promptly perform all such obligations whether or not this Lease has expired or terminated. Such obligations shall include any and all indemnity obligations set forth in this Lease.

9.15 Consent to Service. Tenant irrevocably consents to the service of process of any action or proceeding at the address of the Premises. Nothing in this paragraph shall affect the right to serve process in any other manner permitted by law.

9.16 Landlord’s Authorized Agents. Notwithstanding anything contained in the Lease to the contrary, including the definition of Landlord’s Agents, the Manager of Landlord and Bentall Kennedy (U.S.) Limited Partnership (the authorized signatory of Landlord) are the only entitles authorized to amend, renew or terminate this Lease, to compromise any of Landlord’s claims under this Lease, or to bind Landlord in any manner with respect to this Lease. Neither the Manager nor any leasing agent or broker shall be considered an authorized agent of Landlord for such purposes.

9.17 Waiver of Jury Trial. Landlord and Tenant irrevocably waive the respective rights to trial by jury in any action, proceeding or counterclaim brought by either against the other (whether in contract or tort) on any matter arising out of or relating in any way to this Lease, the relationship of Landlord and Tenant or Tenant’s use or occupancy of the Premises.

9.18 Tenant Certification. Tenant certifies that it is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named as a terrorist, “Specially Designated National and Blocked Person”, or other banned or blocked person, group, entity, nation, or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control. Tenant is not entering this Lease, directly or indirectly on behalf of, or instigating or facilitating this Lease, directly or indirectly on behalf of, any such person, group, entity or nation.

9.19 Broker. Landlord and Tenant each represents to the other that it has had no dealings, negotiations, or consultations with any broker, representative, employee, agent or other intermediary in connection with this Lease except Broker. Landlord and Tenant agree that each will indemnify, defend and hold the other free and harmless from the claims of any broker(s), representative(s), employee(s), agent(s) or other intermediary(ies) claiming to have represented Landlord or Tenant, respectively, or otherwise to be entitled to compensation in connection with this Lease other than Broker.

[Signatures follow on next page.]

IN WITNESS WHEREOF, this Lease has been executed the day and year first above set forth.

Designated Address for Landlord:		LANDLORD:

MEPT 600 California Street LLC c/o Bentall Kennedy (U.S.) Limited Partnership		MEPT 600 California Street LLC, a Delaware limited liability company
Attn: Dir. of Asset Management
1215 Fourth Avenue, Suite 2400		By:	MEPT Edgemoor REIT LLC, its Manager
Seattle, WA 98161
Facsimile: 206-682-4769			By:	Bentall Kennedy (U.S.) Limited Partnership, its Authorized Signatory
and to:
MEPT 600 California Street LLC				By:	Bentall Kennedy (U.S.) G.P. LLC, its General Partner
c/o NewTower Trust Company
Attn: President
3 Bethesda Metro Center, Suite 1600					By:	/s/ Scott M. Matthews
Bethesda, MD 20814					Name:	Scott M. Matthews
Facsimile: 240-235-9961					Its:	Senior Vice President

with a copy to Manager at:
					By:	/s/ David V. Policar
Jones Lang LaSalle Americas, Inc.					Name:	David V. Policar
Attn: General Manager					Its:	Assistant Vice President
600 California Street, Suite 510						9/18/2015
San Francisco, CA 94108
Facsimile:	415-391-2955

And to:

Jones Lang LaSalle Americas, Inc.
Attn: Todd Robinette, Managing Director
1 Front Street, Suite 1100
San Francisco, CA 94111
Facsimile:

Designated Address for Tenant:		TENANT:

Audentes Therapeutics, Inc.		Audentes Therapeutics, Inc., a Delaware corporation
600 California St.
San Francisco, CA 94104		By:	/s/ Matthew Patterson
		Name:	Matthew Patterson
Facsimile:	415-704-3095	Its:	President & CEO

EXHIBIT A to Lease

LEGAL DESCRIPTION OF LAND

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE CITY OF SAN FRANCISCO, COUNTY OF SAN FRANCISCO, STATE OF CALIFORNIA AND IS DESCRIBED AS FOLLOWS:

BEGINNING AT THE POINT OF INTERSECTION OF THE SOUTHERLY LINE OF SACRAMENTO STREET WITH THE WESTERLY LINE OF KEARNY STREET; RUNNING THENCE WESTERLY ALONG SAID LINE OF SACRAMENTO STREET 130.917 FEET; THENCE AT A RIGHT ANGLE SOUTHERLY 137.500 FEET; THENCE AT A RIGHT ANGLE EASTERLY 30.500 FEET; THENCE AT A RIGHT ANGLE SOUTHERLY 137.500 FEET, MORE OR LESS, TO THE NORTHERLY LINE OF CALIFORNIA STREET; THENCE AT A RIGHT ANGLE EASTERLY ALONG SAID LINE OF CALIFORNIA STREET 100.417 FEET TO THE WESTERLY LINE OF KEARNY STREET; THENCE AT A RIGHT ANGLE NORTHERLY ALONG SAID LINE OF KEARNY STREET 275.000 FEET, MORE OR LESS, TO THE POINT OF BEGINNING.

BEING A PORTION OF 50 VARA BLOCK NO. 92

APN: LOT 27, BLOCK 241

COMMONLY KNOWN AS:	600 CALIFORNIA STREET
SAN FRANCISCO, CALIFORNIA 94109

Ex. A

EXHIBIT B to Lease

DRAWING SHOWING LOCATION OF THE PREMISES

17th Floor

Ex. B

EXHIBIT B to Lease

DRAWING SHOWING LOCATION OF THE PREMISES

16th Floor

Ex. B

EXHIBIT C to Lease

RENT DETERMINATION IN EXTENSION PERIOD

1. Tenant shall have the option to extend the Lease Term for the Extension Term. Base Rent for the Extension Term shall be one hundred percent (100%) of the then-prevailing market rate for comparable space in the area (“Fair Market Value”).

2. In the event Landlord and Tenant are unable to agree upon a mutually acceptable Fair Market Value by the date that is four (4) months prior to the expiration of the Initial Lease Term (the “Fair Market Deadline”), Landlord shall, within fifteen (15) days following the Fair Market Deadline, appoint an appraiser to complete an appraisal of the Fair Market Value within fifteen (15) days after the appointment of Landlord’s appraiser and Landlord shall deliver a copy thereof to Tenant promptly upon receipt by Landlord (“Landlord Appraisal”). For purposes of this Lease, an “appraiser” shall be an independent MAI appraiser with at least ten (10) years of experience in appraising office buildings in the San Francisco area.

3. If Tenant delivers notice to Landlord of Tenant’s disapproval of the Landlord Appraisal within five (5) Business Days of Tenant’s receipt of the Landlord Appraisal, then Tenant shall have fifteen (15) days to select an appraiser to deliver an additional appraisal of the Fair Market Value (the “Tenant Appraisal”). The Tenant Appraisal shall be delivered within fifteen (15) days after the appointment of Tenant’s appraiser and Tenant shall deliver a copy thereof to Landlord promptly upon receipt by Tenant.

4. If Landlord delivers notice to Tenant of Landlord’s disapproval of the Tenant Appraisal within five (5) Business Days of Landlord’s receipt of the Tenant Appraisal, then Landlord and Tenant shall each cause their respective appraisers to jointly select a third appraiser (the “Joint Appraiser”). If the two appraisers fail to select a Joint Appraiser within thirty (30) days following the date that Tenant received Landlord’s notice of disapproval of the Tenant Appraisal, either Landlord or Tenant may petition a court of competent jurisdiction to appoint a third appraiser. The Joint Appraiser shall, within fifteen (15) days of appointment, select either the Landlord Appraisal or the Tenant Appraisal as the Final Appraisal.

5. Notwithstanding anything to the contrary herein, the Fair Market Value for the Extension Term shall be either (i) the Fair Market Value as expressed in either the Landlord Appraisal or the Tenant Appraisal, if both Landlord and Tenant agree that one of such appraisals properly reflects the Fair Market Value; or (ii) the Fair Market Value reflected in the Final Appraisal, as selected by the Joint Appraiser.

6. All appraisers appointed hereunder shall be, at the time of their appointment, members of good standing of the Appraisal Institute. The party whose appraisal the Joint Appraiser did not select shall be responsible for the cost of the Joint Appraiser’s services, otherwise, the cost of the Landlord Appraisal shall be borne by Landlord and the cost of the Tenant Appraisal shall be borne by the Tenant.

Ex. C

EXHIBIT D to Lease

FORM OF LEASE MEMORANDUM

MEPT 600 California Street LLC, a Delaware limited liability company, as Landlord, and Audentes Therapeutics, Inc., a Delaware corporation, as Tenant, executed that Lease dated as of                     , 201     (the “Lease”).

The Lease contemplates that this document shall be delivered and executed as set forth in the paragraph entitled “Lease Memorandum”. This Lease Memorandum shall become part of the Lease.

Landlord and Tenant agree as follows:

1. The Commencement Date of the Lease is                                         .

2. The Delivery Date of the Lease is                                         .

3. The end of the Initial Lease Term and the date on which this Lease will expire is                                         .

4. The Lease is in full force and effect as of the date of this Lease Memorandum. By execution of this Lease Memorandum, Tenant confirms that as of the date of the Lease Memorandum (a) Tenant has no claims against Landlord and (b) Landlord has fulfilled all of its obligations under the Lease required to be fulfilled by Landlord.

5. Tenant’s Pro Rata Share is              percent (    %).

Dated:	Dated:

LANDLORD:				TENANT:

MEPT 600 California Street LLC, a Delaware limited liability company				Audentes Therapeutics, Inc., a Delaware corporation

By:	MEPT Edgemoor REIT LLC, its Manager			By:
Name:
	By:	Bentall Kennedy (U.S.) Limited Partnership, its Authorized Signatory		Its:

		By:	Bentall Kennedy (U.S.) G.P. LLC, its General Partner

By:
Name:
Its:

By:
Name:
Its:

Ex. D

1

EXHIBIT E to Lease

RULES AND REGULATIONS

1. No sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside or inside of the Building or Land without the prior written consent of the Landlord. Landlord shall have the right to remove, at Tenant’s expense and without notice, any sign installed or displayed in violation of this rule. All approved signs or lettering on doors and walls shall be printed, painted, affixed or inscribed at the expense of Tenant by a person chosen by Landlord.

2. If Landlord objects in writing to any curtains, blinds, shades, screens or hanging plants or other similar objects attached to or used in connection with any window or door of the Premises, Tenant shall promptly discontinue such use. No awning shall be permitted on any part of the Premises. Tenant shall not place anything against or near glass partitions or doors or windows which may appear unsightly from outside the Premises.

3. Tenant shall not obstruct any sidewalk, halls, passages, exits, entrances, elevators, escalators, or stairways of the Building. The halls, passages, exits, entrances, elevators, escalators and stairways are not open to the general public. Landlord shall in all cases retain the right to control and prevent access to such areas of all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation and interest of the Land, Building and the Building’s tenants; provided that, nothing in this Lease contained shall be construed to prevent such access to persons with whom any Tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. Tenant shall not go upon the roof of the Building.

4. The directory of the Building will be provided exclusively for the display of the name and location of tenants only, and Landlord reserves the right to exclude any other names therefrom.

5. All cleaning and janitorial services for the Building and the Premises shall be provided exclusively through Landlord, and except with the written consent of Landlord, no person or persons other than those approved by Landlord shall be employed by Tenant or permitted to enter the Building for the purpose of cleaning the same. Cleaning and janitorial services shall be provided five (5) days per week. Tenant shall not cause any unnecessary labor by carelessness or indifference to the good order and cleanliness of the Premises. Landlord shall not in any way be responsible to any Tenant for any loss of property on the Premises, however occurring, or for any damage to any Tenant’s property by the janitor, any of Landlord’s Agents or any other person.

6. Landlord will furnish Tenant, free of charge, two (2) keys to each door lock in the Premises. Landlord may make a reasonable charge for any additional keys. Tenant shall not make or have made additional keys, and Tenant shall not alter any lock or install a new additional lock or bolt on any door of its Premises (except for any secure areas of the Premises; provided however, in such case, Tenant shall provide Manager with any keys or access codes to such secure areas). Tenant, upon the termination of its tenancy, shall deliver to Landlord the keys of all doors which have been furnished to Tenant, and in the event of loss of any keys so furnished, shall pay Landlord therefor.

7. If Tenant requires Telecommunication Services, computer circuits, burglar alarm or similar services or other utility services, it shall first obtain Landlord’s approval of the construction or installation of such services. Application for such services shall be made in accordance with the procedure prescribed by Landlord in subsection 3.5.2 of the Lease.

8. No equipment, materials, furniture, packages, bulk supplies, merchandise or other property will be received in the Building or carried in the elevators except between such hours and in such elevators as may be designated by Landlord. The persons employed to move such equipment or materials in or out of the Building must be reasonably acceptable to Landlord.

9. Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by Governmental Requirements. Landlord shall have the right to prescribe the weight, size and position of all equipment, materials, furniture or other property brought into the Building. Heavy objects shall, if considered necessary by Landlord, stand on such platforms as determined by Landlord to be necessary to properly distribute the weight. Business machines and mechanical equipment belonging to Tenant, which cause noise or vibration that may be transmitted to the structure of the Building or to any space in the Building or to any other tenant in the Building, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration. The persons employed to move

Ex. E

1

such equipment in or out of the Building must be reasonably acceptable to Landlord. Landlord will not be responsible for loss of, or damage to, any such equipment or other property from any cause, and all damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of Tenant.

10. Tenant shall not use or keep in the Premises any kerosene, gasoline or inflammable or combustible fluid or material other than those limited quantities permitted by the Lease. Tenant shall not use or permit to be used in the Premises any foul or noxious gas or substance, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors or vibrations nor shall Tenant bring into or keep in or about the Premises any birds or animals other than service animals.

11. Tenant shall not use any method of heating or air-conditioning other than that supplied by Landlord or installed pursuant to the terms of this Lease.

12. Tenant shall not waste any utility provided by Landlord and agrees to cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air-conditioning and to comply with any governmental energy-saving rules, laws or regulations of which Tenant has actual notice.

13. Landlord reserves the right, exercisable without notice and without liability to Tenant, to change the name and street address of the Building.

14. Landlord reserves the right to exclude from the Building between the hours of 6 p.m. and 7 a.m. the following day, or such other hours as may be established from time to time by Landlord, and on Sundays and legal holidays, any person unless that person is known to the person or employee in charge of the Building and has a pass or is properly identified. Tenant shall be responsible for all persons for whom it requests passes and shall be liable to Landlord for all acts of such persons. Landlord shall not be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. Landlord reserves the right to prevent access to the Building in case of invasion, mob, riot, public excitement or other commotion by closing the doors or by other appropriate action.

15. Tenant shall close and lock the doors of its Premises and entirely shut off all water faucets or other water apparatus, and electricity, gas or air outlets before Tenant and its employees leave the Premises. Tenant shall be responsible for any damage or injuries sustained by other tenants or occupants of the Building or by Landlord for noncompliance with this rule.

16. Intentionally Omitted.

17. The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be deposited in them. The expenses of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by Tenant if it or its employees or invitees shall have caused it.

18. Tenant shall not sell, or permit the sale at retail, of newspapers, magazines, periodicals, theater tickets or any other goods or merchandise to the general public in or on the Premises. Tenant shall not make any room-to-room solicitation of business from other tenants in the Building. Tenant shall not use the Premises for any business or activity other than that specifically provided for in the Lease.

19. Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Building. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere. Other than the usual and customary cellular telephones, Tenant shall not install or utilize any wireless Telecommunication Facilities, including antenna and satellite receiver dishes within the Premises or on, in, or about the Building without first obtaining Landlord’s prior written consent and Landlord at its option may require the entry of a supplemental agreement with respect to such construction or installation. Tenant shall comply with all instructions for installation and shall pay or shall cause to be paid the entire cost of such installations. Application for such facilities shall be made in the same manner and shall be subject to the same requirements as specified for Telecommunication Services and Telecommunication Facilities in the paragraph of the Lease entitled “Utilities”. Supplemental rules and regulations may be promulgated by Landlord specifying the form of and information to be included with the application and establishing procedures, regulations and controls with respect to the installation and use of such wireless Telecommunication Facilities.

20. Except for normal picture hanging and similar decorations, Tenant shall not mark, drive nails, screws or drill into the partitions, woodwork or plaster or in any way deface the Premises. Landlord reserves the right to direct electricians as to where and how telephone and telegraph wires are to be

Ex. E

introduced to the Premises. Tenant shall not cut or bore holes for wires. Tenant shall not affix any floor covering to the floor of the Premises in any manner except as approved by Landlord. Tenant shall repair any damage resulting from noncompliance with this rule.

21. Tenant shall not install, maintain or operate upon the Premises any vending machine without the written consent of Landlord.

22. Canvassing, soliciting and distribution of handbills or any other written material, and peddling in the Building or Land are prohibited, and Tenant shall cooperate to prevent the same.

23. Landlord reserves the right to exclude or expel from the Building and Land any person who, in Landlord’s judgment, is intoxicated, under the influence of liquor or drugs or in violation of any of these Rules and Regulations.

24. Tenant shall store all of its trash and garbage within the Premises. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal shall be made in accordance with directions issued from time to time by Landlord.

25. The Premises shall not be used for lodging or any improper or immoral or objectionable purpose. No cooking shall be done or permitted by Tenant, except that use by Tenant of Underwriters’ Laboratory approved equipment for brewing coffee, tea, hot chocolate and similar beverages shall be permitted; provided that, such equipment and its use is in accordance with all Governmental Requirements.

26. Tenant shall not use in the Premises or in the public halls of the Building any hand truck except those equipped with rubber tires and side guards or such other material-handling equipment as Landlord may approve. Tenant shall not bring any other vehicles of any kind into the Building.

27. Tenant may transport bicycles only through the Parking Facility of the Building to the Premises using only the freight elevator. In no event shall Tenant use the passenger elevators of the Building to transport any bicycles or take any bicycles through the main lobby of the Building. If the freight elevator of the Building is unavailable, Landlord will designate a passenger elevator to be used for such transportation. Tenant may regulate its employees’ use and storage of bicycles within the Premises but, in all events, Tenant shall maintain the Building and Premises in good condition and repair and in compliance with all applicable Regulations, pursuant to the terms of the Lease. At its sole cost and expense, Tenant shall promptly repair any damage caused to the Building as a result of bicycle transportation to and from the Premises and shall be responsible for any janitorial expenses incurred by Landlord as a result of such usage. Landlord shall have no liability for any damage to any bicycles or contents thereof and the transportation and storage of any bicycles throughout the Building shall be at the sole risk of Tenant. Tenant’s indemnity obligations under the Lease shall fully apply with respect to any bicycles brought onto the property or into the Building by Tenant and/or any Tenant Entities.

28. Without the prior written consent of Landlord, Tenant shall not use the name of the Building in connection with or in promoting or advertising the business of Tenant except as Tenant’s address.

29. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

30. Tenant assumes any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.

31. Tenant requests for services must be submitted to the Building office by an authorized individual. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instruction from Landlord, and no employee of Landlord will admit any person (Tenant or otherwise) to any office without specific instructions from Landlord.

32. Tenant shall not park its vehicles in any parking areas designated by Landlord as areas for parking by visitors to the Building or Land. Tenant shall not leave vehicles in the parking areas overnight nor park any vehicles in the Building parking areas other than automobiles, motorcycles, motor driven or nonmotor driven bicycles or four-wheeled trucks.

33. Tenant shall not permit any animals other than service animals, e.g., seeing-eye dogs, to be brought or kept in or about the Premises or any common area of the Building.

34. Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other person, nor prevent Landlord from thereafter revoking such waiver and enforcing any such Rules and Regulations against any or all of the tenants of the Building.

Ex. E

35. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the covenants and conditions of any lease of premises in the Building. If any provision of these Rules and Regulations conflicts with any provision of the Lease, the terms of the Lease shall prevail.

36. Landlord reserves the right to make such other and reasonable, nondiscriminatory Rules and Regulations as, in its judgment, may from time to time be needed for safety and security, the care and cleanliness of the Building and Land, the preservation of good order in the Building and the maintenance or enhancement of the value of the Building as a rental property. Tenant agrees to abide by all the Rules and Regulations stated in this exhibit and any additional reasonable, nondiscriminatory rules and regulations which are so made by Landlord and provided to Tenant.

37. Tenant shall be responsible for the observance of all of the foregoing rules by Tenant and Tenant’s Agents.

Ex. E

EXHIBIT F to Lease

SCHEDULE OF CLEANING SERVICES

Introductory Note: All services set forth in this Exhibit shall only be performed if and to the extent the applicable surface to be vacuumed, buffed, polished, swept, moped, dusted, wiped, washed or otherwise cleaned is exposed and readily accessible.

Daily Cleaning Services

1.	Empty waste baskets and remove refuse to designated area. Reline and wipe clean receptacles as needed.

2.	Break down all boxes or any items marked trash and remove to designated areas.

3.	Vacuum upholstered chairs and sofas where necessary.

4.	Sweep all hard floors (tile, wood, etc.).

5.	Sweep and damp mop all vinyl, marble and quarry tile floors. Spot buff as needed.

6.	Spot clean all tenant and common area carpets as needed. Shampoo all common area high traffic lanes as needed.

7.	Dust and/or wipe clean the following surfaces:

•	desks

•	chairs

•	file cabinets

•	tables

•	telephones

•	pictures and frames

•	doors

•	lamps

•	ledges and shelves

•	desk/furniture partitions

•	any other horizontal surface of a fixture or furniture subject to collecting dust

8.	Wipe clean the following surfaces:

•	window sills and ledges

•	counter tops and kitchen cabinets

•	switch plates

•	private entrance doors

•	glass, mirrored and wood doors, panels, windows and walls

•	walls in kitchen and disposal area

•	conference tables

9.	Wash, clean and disinfect water fountains and/or coolers. Give special attention to adjacent floor areas.

10.	Establish regular cleaning maintenance program for floor in public lobby area in conjunction with Property Manager; standard necessary to maintain is high quality shine with no water marks, stains, scuffing or other signs of wear.

Ex. F

11.	Wipe and polish all glass, chrome and metal surfaces such as windows (interior and up to standard ceiling height), partitions, banisters, door knobs, light switch plates, kick plates, directional signs and door saddles.

12.	Polish directory.

13.	Vacuum and spot shampoo all carpet entrance mats.

14.	Spot clean all wall surfaces.

15.	Clean all entrance doors.

Daily Elevators

1.	Wash and polish wood and stainless walls, doors and hall plate. Keep tracks clean of dust, dirt and debris. Vacuum carpet. Spot clean carpet as needed.

Daily Lavatories

1.	Sweep and wet mop all tile floors using disinfectant.

2.	Thoroughly clean all mirrors, top to bottom.

3.	Scour, wash and disinfect all sink basins, counter tops, bowls, urinals, including undersides.

4.	Wash toilet seats, both sides.

5.	Wipe clean all partitions.

6.	Wipe clean all wall tile as needed.

7.	Remove all trash and sanitary waste, wash receptacles as necessary. Remove rubbish to designated area.

8.	Restock hand soap and paper products.

9.	Polish all stainless dispensers.

Weekly Cleaning Services

1.	Wash and sanitize metal partitions. Dust horizontal surfaces exceeding 70” height. Damp clean ceiling and exhaust fans.

2.	Wash all interior glass, including hallways, widows (excluding second story atrium windows), lobby doors, partitions and glass door panels.

3.	Dust all blinds in common areas.

4.	Sweep fire tower stairwells. Wet mop as needed. Wipe hand rails and dust metalwork.

5.	Wipe clean all desk tops and credenzas.

6.	Remove all finger prints and dirt from door frames, kick and push plates, handles and railings.

Ex. F

7.	Wet wipe all horizontal surfaces to 70” including moldings, shelves, etc.

8.	Polish all fine wood furniture including desks, chairs and cabinets.

9.	Spray buff all vinyl tiles floors as necessary.

10.	Buff other hard surfaces, floors to include ceramic, quarry and marble title as necessary.

11.	Wipe clean all plant containers in common areas.

12.	Thorough vacuuming of all carpeted area, including corner and crevice vacuuming in all tenant spaces and common areas.

Monthly / Quarterly Cleaning Services

1.	Thoroughly wipe clean all ceiling vents and exhaust fans and area immediately adjacent: monthly to quarterly, as needed.

2.	Strip and refinish all tile floors including restroom floors on a quarterly basis.

3.	Wipe clean and remove all fingerprints from full height doors.

4.	Thoroughly clean all pipes, ventilating and air conditioning louvers, ducts and high molding: monthly to quarterly, as needed.

5.	Wipe clean as needed all vinyl base. Vacuum as needed all carpet cove base: monthly to quarterly, as needed.

6.	Thoroughly wash all trash receptacles, inside and outside.

7.	Spot clean all vertical surfaces.

8.	Spray buff all vinyl floors (both tenant and common areas) quarterly.

Ex. F

Rider 1

LETTER OF CREDIT CRITERIA

1. The letter of credit shall be clean, irrevocable and unconditional.

2. The letter of credit shall be in the amount specified in the Lease paragraph captioned “Lease Security Provisions”.

3. The letter of credit shall be issued in favor of:

MEPT 600 California Street LLC

c/o NewTower Trust Company

Attn: President

3 Bethesda Metro Center, Suite 1600

Bethesda, MD 20814

The letter of credit shall be effective immediately on its issuance.

4. The letter of credit will be issued by Silicon Valley Bank or any other bank proposed by Tenant and reasonably acceptable to Landlord.

5. The letter of credit shall have an expiration date no earlier than the first anniversary of the date of its issuance and shall provide for its automatic renewal from year to year unless terminated by the issuing bank by notice to Landlord given not less than thirty (30) days prior to its expiration date. Notice to Landlord shall be in writing, made by (i) United States Postal Service, certified mail, return receipt requested; or (ii) reputable express or courier service. Notice to Landlord shall be addressed to Landlord at its address in paragraph 2 above and to the following parties:

Bentall Kennedy (U.S.) Limited Partnership

Attn: Dir. of Asset Management

1215 Fourth Avenue, Suite 2400

Seattle, WA 98161

and to:

Jones Lang LaSalle Americas, Inc.

Attn: Reina L. Hugh, General Manager

600 California Street, Suite 510

San Francisco, CA 94108

Facsimile: 415-391-2955

The final expiration date of the letter of credit and all renewals of it shall be no earlier than thirty (30) days following the end of the Lease Term.

6. The letter of credit may be drawn at the designated banking office of either the issuer of the letter of credit described in clause (a) of paragraph 4 or, if clause (b) of paragraph 4 is applicable, the confirming bank described in clause (b) of such paragraph 4. The letter of credit shall allow for draws to be made at sight on a draft drawn by NewTower Trust Company. The draft shall be approved as to form by Landlord. The letter of credit must allow for one draw in the whole amount or multiple partial draws. Landlord shall not be required to deliver any certificate, affidavit or other writing to the issuer expressing the basis for the draw as a condition to any draw.

7. The letter of credit shall be transferable and any applicable transfer fees shall by paid for by Tenant.

Rider 1

8. The letter of credit shall be governed by the International Standby Practices (ISP 98 published by the International Chamber of Commerce. Alternatively, if approved by the lender and if required by either the issuing bank or the confirming bank, the Uniform Customs and Practices for Documentary Credits published by the International Chamber of Commerce may be substituted for the International Standby Practices to the extent such Customs and Practices are not inconsistent with the criteria in this Rider 1.

9. Issuer shall waive all waiting periods whether under Uniform Commercial Code Section 5.112 or otherwise.

10. The letter of credit shall otherwise be in such form and shall be subject to such requirements as Landlord may reasonably require.

Rider 1

Rider 2

Description of Landlord’s Work

Landlord work will include:

•	Construction of the Multi-Tenant Common Area Corridor

•	ADA upgrades in the 16th Floor Common Area Restrooms

•	Construction of a Full Height Demising Wall

•	Tenant is responsible for all MEP costs associated with their improvement work

Rider 2

Rider 4

Asbestos Notification

Month     , Year

Tenant

Re:	Asbestos Notification - California Health & Safety Code Sec. 25914 et seq. for 600 California Street, San Francisco, CA 94109

Dear:

California Health and Safety Code Sections 25915 et seq. requires commercial landlords to notify their tenants at the start of their leases and annually thereafter regarding known asbestos-containing construction materials (“ACM”) present in buildings constructed prior to 1979, and CalOSHA regulations require building owners to determine and inform tenants and others regarding hazards associated with disturbing presumed ACMs (“PACM”) in buildings constructed prior to 1981. PACM consists of thermal system insulation and surfacing material, both of which prior to that date commonly contained asbestos. This notice provides you with the required ACM and PACM notifications under California law with respect to your tenancy in the above-referenced building (the “Building”).

In addition, you should be aware that there are certain potential health risks that may result from exposure to asbestos. Because we are not physicians, scientists or industrial hygienists, we have no special knowledge of the health impact of exposure to asbestos. However, we retained an environmental consulting firm to survey and sample the Building. The consulting firm identified ACM and suspect ACM in constructions materials and other components located in portions of the Building identified on the attached list.

The survey only involved testing and sampling of selected building materials, and the Building may contain additional areas of ACM other than those specifically identified.

In addition, we have had an Asbestos Management Program (“O&M Plan”) prepared to identify and address asbestos matters at the Building. The O&M Plan is designed to minimize the potential for a release of asbestos fibers and outlines a schedule of actions to be undertaken with respect to asbestos. The asbestos survey and the O&M Plan are available for your review at our Building Management Office during regular business hours, and a copy of the O&M Plan will be provided to you upon request.

In general, the written O&M Plan describes the risks associated with asbestos exposure and how to prevent such exposure. The O&M Plan is also designed to manage the ACM and PACM in the Building and to avoid the inadvertent disturbance of these materials. To that end, the O&M Plan provides for the training of building housekeeping and maintenance personnel so that they can conduct their work without causing a release of asbestos fibers. As part of the O&M Plan, we maintain records of all asbestos-related activities and the results of any asbestos survey, sampling or monitoring conducted in the Building.

Rider 4

Tenant

Month     , Year

The written O&M Plan describes a number of activities which should be avoided in order to prevent a release of asbestos fibers in the Building. In particular, you should be aware that activities which may present a health risk by causing an airborne release of asbestos fibers include moving, drilling, boring or otherwise disturbing ACM or PACM. Consequently, such activities should not be attempted by any person not qualified to handle ACM or PACM. In other words, you must obtain the approval of Building Management prior to engaging in or having others engage in any such activities on your behalf.

You must contact the Property Manager prior to any activity conducted by you or any contractor or service personnel which might disturb ACM. Specifically, this means any construction activity or activity requiring opening up the drop-ceiling such as running telephone or electrical cables or working on air ducts or piping above the drop-ceiling. Moving, drilling, boring or otherwise disturbing ACM may present a health risk and should not be attempted by any employee who has not been trained and qualified to handle ACM. Should you observe any of the materials described in this letter in a damaged condition or notice individuals working above the suspended ceiling, please contact the building management office immediately.

Finally, please be aware that you may have certain obligations under California and federal laws with regard to the ACM and PACM in the Building, including obligations to notify your own employees, contractors, subtenants, agents and others of the presence of ACM and PACM particularly if their work will involve disturbing ACM or PACM. You are solely responsible for complying with all such applicable laws.

Please contact the Building Management if you have any questions regarding the contents of this Notice.

Sincerely,

Building Owner/Property Manager

Rider 4

List

of

600 California Street

ACM, Assumed ACM and PACM Locations

•	Mirror mastic in the floors of the Building

Rider 4